Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

WISCONSIN SPECIALTY PROTEIN, LLC

AND

OMEGA PROTEIN CORPORATION

DATED AS OF FEBRUARY 27, 2013

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 27, 2013, by and between Wisconsin Specialty Protein, LLC, a Wisconsin limited liability company (the “Company”), and Omega Protein Corporation, a Nevada corporation (“Buyer”). Unless defined herein, capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

The Board of Directors of the Company (the “Board”) and the Board of Directors of Buyer deem it advisable and in the best interests of their respective companies, and in the best interests of the companies’ shareholders and members, as applicable, to consummate the merger of Project Artisan, LLC, a Wisconsin limited liability company to be formed and wholly-owned by Buyer (“Merger Sub”), with and into the Company upon the terms and conditions set forth herein and in accordance with the provisions of Chapter 183 of the Wisconsin Statutes, the Wisconsin Limited Liability Companies Statute (the “WLLCS”). Merger Sub and the Company are sometimes collectively referred to herein as the “Constituent Companies” and the Company, following the effectiveness of the Merger, is sometimes referred to herein as the “Surviving Company.”

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements, and conditions contained herein, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1     The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”) and the separate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger.

1.2     Effective Time of the Merger. The Merger shall become effective as of the close of business on the date of filing of the articles of merger in substantially the form of Exhibit B (the “Articles of Merger”) with the State of Wisconsin Department of Financial Intuitions in accordance with the provisions of the WLLCS. As part of the Closing, the Parties shall cause the Articles of Merger to be properly executed and filed in accordance with the WLLCS and shall make all other filings or recordings required by the WLLCS to effectuate the Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

1.3     Effect of Merger. At the Effective Time, the Constituent Companies shall become a single company which shall be the Surviving Company. At such time, the separate existence of Merger Sub shall cease as provided under the WLLCS.  The title to all real estate and other property and rights owned by the Constituent Companies shall be vested in the Surviving Company without reversion or impairment. The Surviving Company shall have all the assets and liabilities of the Constituent Companies as provided under the WLLCS.

1.4     Income Tax Effect. As a single-member limited liability company, Merger Sub is treated as a disregarded entity for federal income tax purposes. Therefore, the Merger shall be treated for income tax purposes as a purchase by Buyer of all of the membership interests of the Company, as described in Rev. Rul. 99-6, 1999-1 C.B. 432 (Situation 2). The parties agree to report the results of this transaction for income tax purposes consistent with the principles set forth in that Revenue Ruling.

ARTICLE II
THE SURVIVING COMPANY

2.1     Articles of Organization. The Articles of Organization of the Company, as in effect at the Effective Time, shall be the Articles of Organization of the Surviving Company immediately after the consummation of the Merger.

2.2     Operating Agreement. The Operating Agreement of Merger Sub, as in effect at the Effective Time, shall be the Operating Agreement of the Surviving Company immediately after the consummation of the Merger.

2.3     Directors. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Company immediately after the consummation of the Merger.

2.4     Officers. The officers of Merger Sub as of the Effective Time shall be the officers of the Surviving Company immediately after the consummation of the Merger.

ARTICLE III
CONVERSION OF UNITS

3.1     Conversion of Units. As of the Effective Time, by virtue of the Merger and without any action on the part of any Person:

(a)     Each issued and outstanding unit of Merger Sub’s limited liability company membership interests shall be converted into one unit of the Surviving Company’s limited liability company membership interests.

(b)     Each Unit of the Company that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive its portion of the Equity Price as described in Section 4.2.

(c)     Upon conversion thereof as described in this Section 3.1, each Unit shall cease to exist and shall automatically be canceled and retired, and each holder of a Unit in the books and records of the Company shall cease to have any rights with respect thereto other than the right to receive the payments described in this Agreement, in all cases without interest except as set forth in this Agreement.

(d)     Each Unit that is issued and held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and no payment shall be made in respect thereof.

3.2     No Further Transfers. At the Effective Time, the transfer books of the Company shall be closed and no further transfer of Units shall thereafter be made.

ARTICLE IV
PAYMENT OF PURCHASE PRICE

4.1     Definitions.

As used in this Agreement, the following terms shall have the meanings specified:

(a)     The “Purchase Price” shall be that amount equal to Twenty-Six Million Five Hundred Thousand Dollars ($26,500,000), plus (i) the Cash as of the Effective Time, plus or minus (ii) the Net Working Capital adjustment as described in Section 4.4, plus (iii) the Agreed CapEx Amount, if any.

(b)     The “Equity Price” shall be that amount equal to: (i) the Purchase Price, minus (ii) the sum of the amounts of the Debt, the Transaction Costs, and the Employee Bonuses (to the extent not paid prior to the Closing Date).

(c)     The “Debt” shall mean, with respect to the Company, (i) the aggregate amount of all of the outstanding and unpaid principal, accrued interest, accrued fees and other charges or payment obligations relating to outstanding indebtedness of the Company for borrowed money, which shall include the current and long term portion of all such indebtedness of the Company and any prepayment premium, termination fees, expenses, breakage costs or penalties due upon payment of such indebtedness at Closing or otherwise payable as a result of the transactions contemplated herein, (ii) all capitalized lease obligations, if any, as determined in accordance with GAAP, (iii) all obligations evidenced by any note, bond, debenture or other debt security, (iv) all obligations under any interest rate or foreign exchange rate swap or other hedging arrangements (including swap breakage or associated fees due upon termination of such swap or hedging arrangements), (v) all obligations representing deferred purchase price of property or services of which the Company is liable, contingently or otherwise (other than trade account payables incurred in the ordinary course of business), (vi) all indebtedness of a third party secured by a lien on any property or assets of the Company, (vii) reimbursement obligations, contingent or otherwise, in connection with any letters of credit (including standby letters of credit to the extent drawn) issued for the account of the Company, (viii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, including purchase money indebtedness, and (ix) all guarantees and all arrangements having the economic effect of a guarantee of any of the foregoing, in each case as of immediately prior to the Effective Time.

(d)     The “Cash” shall mean the amount of cash and cash equivalents on the Company’s books at the Effective Time (without duplication).

(e)     The “Indemnity Escrow Amount” shall mean Two Million, Six Hundred Fifty Thousand Dollars ($2,650,000).

(f)     The “Transaction Costs” shall be the amount representing the sum of all fees and expenses unpaid prior to Closing and incurred by the Company or Members’ Representative in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, including, without limitation, all of the fees and expenses of counsel, investment bankers, accountants and other experts incident to the negotiation and preparation of this Agreement and the consummation of the Merger and the other transactions described in this Agreement.

(g)     The “Employee Bonuses” shall be the aggregate amount of (i) the bonuses owing to the applicable employees of the Company as of the 2012 fiscal year end, (ii) the bonuses owing to the applicable employees of the Company for fiscal year 2013 through the Closing Date, and (iii) all employer Taxes associated with the bonuses referenced in subclauses (i) and (ii), but only to the extent such bonuses or Taxes have not been paid prior to the Closing Date.

4.2     Payments at Closing.

(a)     Indebtedness. At the Closing: (i) the Company shall prepay the Debt in full; and (ii) Buyer and Merger Sub shall provide to the Company from the Purchase Price the amount necessary to fund the payments required of the Company under Section 4.2(a)(i).

(b)     Transaction Costs and Employee Bonuses. At the Closing: (i) the Company shall pay the Transaction Costs and Employee Bonuses in full; and (ii) Buyer and Merger Sub shall provide to the Company from the Purchase Price the amount necessary to fund the payments required of the Company under Section 4.2(b)(i).

(c)     Indemnity Escrow Amount. At the Closing, Buyer and Merger Sub will deliver the Indemnity Escrow Amount to the Escrow Agent to hold and disburse pursuant to the terms of this Agreement and the Indemnity Escrow Agreement.

(d)     Equity Price. At the Closing, Buyer and Merger Sub shall pay the Equity Price (based on estimates at Closing as described in Section 4.4(b), and excluding the Indemnity Escrow Amount) to, or at the direction of, Members’ Representative, including the portion thereof attributable to any Dissociating Units. All payments under or pursuant to this Agreement shall be made by wire transfer of immediately available funds to one or more accounts designated by Members’ Representative or by certified check if requested by Members’ Representative. All disbursements to Members shall be made (i) only after delivery by a Member of a duly executed Member Closing Agreement in the form attached as Exhibit H, or at a later date as otherwise permitted under the terms of the Member Closing Agreement, and (ii) using the information contained in Schedule 7.3 for the number and type of Units owned by each Member. Prior to the Closing Date, the Company may update the information on Schedule 7.3 by written notice to Buyer to reflect any changes that occur from and after the date of this Agreement in the information set forth on that Schedule; provided that, except as set forth in this Agreement, prior to the Closing Date, the Company shall not issue, authorize or sell any Units, or rights to acquire Units, or enter into any agreement providing for the issuance or sale of its Units. Buyer may withhold from the Purchase Price any amount of federal, state, local or foreign Taxes required to be withheld.

(e)     Allocation of Equity Price. The amount of the Equity Price payable to Members at the Closing under Section 4.2(d), less any reserves as determined in the discretion of the Members’ Representative, shall be paid to the Members as follows:

(i)     Each Member holding Class A Units (other than holders of Dissociating Units) shall receive an amount equal to Three Hundred Forty-Eight and 26/100 Dollars ($348.26) for each Class A Unit held by such Member; and

(ii)     Each Member (other than holders of Dissociating Units) shall receive its Percentage Share of the remaining amount of the Equity Price, after the payment specified in Section 4.2(e)(i) above, based on the number of Units, including both Class A Units and Incentive Units, held by that Member.

4.3     Dissociating Units. Notwithstanding anything to the contrary in this Agreement, Dissociating Units shall not be converted into the right to receive the payments as provided in this Agreement, but shall instead become the right to receive such consideration as may be determined to be due to the holder of “dissociating units” pursuant to Chapter 183.1206 of the WLLCS. Any Member who has not voted "for" the Merger and who has not executed a waiver of his, her, or its rights of dissociation under Section 183.1206 of the WLLCS as of the Closing Date shall be deemed for these purposes to be a holder of Dissociating Units until the earlier of (i) the execution of a post-closing waiver of those rights or (ii) the expiration of the statutory period for exercise of rights of dissociation without those rights having been exercised. If any holder of Dissociating Units shall, after the Effective Time, withdraw or otherwise lose the right to object provided in the WLLCS, such Dissociating Units shall be deemed to be converted, as of that date, into the right to receive the payments as set forth in this Agreement without any interest thereon. As set forth in the Member Closing Agreement, the Members shall bear the burden of any "fair value" determination in excess of the payments set forth in this Agreement, and the Members shall share the benefit of any "fair value" determination that is less than the payments set forth in this Agreement.

4.4     Purchase Price Adjustments. The Purchase Price will be adjusted at and following the Closing as set forth in this Section 4.4.

(a) Definitions.   As used in this Agreement, the following terms have the meanings specified:

(i)     “Closing Balance Sheet” shall mean the balance sheet of the Company immediately prior to the Effective Time prepared as set forth in Section 4.4(c). The Parties agree that the purpose of the Closing Balance Sheet and the post-Closing adjustment described in Section 4.4(f) is to accurately reflect and to compensate either the Members or Buyer, as the case may be, for the following as of the Effective Time: Cash, Debt, Transaction Costs, Employee Bonuses, and the difference between the target Net Working Capital and the actual Net Working Capital. The Parties agree that the Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Company’s compiled December 31, 2012 balance sheet, including normal year-end adjustments as if the Closing Date were the end of a fiscal year.

(ii)     “Preliminary Balance Sheet” shall mean the Company’s good faith projection of the Closing Balance Sheet prepared as set forth in Section 4.4(b).

(iii)     “Net Working Capital” shall mean the excess of the book value of the Company’s current assets other than Excluded Current Assets over the book value of the Company’s current liabilities other than Excluded Current Liabilities. For purposes of clarity, the following balance sheet accounts, excluding the Excluded Current Assets and the Excluded Current Liabilities and calculated in accordance with GAAP applied in a manner consistent with the Company’s calculation thereof for the compiled December 31, 2012 balance sheet, shall comprise the accounts used to determine Net Working Capital: accounts receivable (net of reserves calculated in accordance with GAAP), inventories (net of reserves and calculated in accordance with GAAP), prepaid expenses and other current assets, accounts payable, and accrued salaries, wages and benefits, accrued employee retirement plan contributions, customer deposits and other accrued expenses.

(b)     Preliminary Balance Sheet. No later than two (2) business days prior to the Closing Date, the Company shall deliver to Buyer the Preliminary Balance Sheet which shall set forth a good faith estimate of (A) the amount of Cash and Debt as of immediately prior to the Closing, and (B) the amount of Net Working Capital as of immediately prior to the Closing. The Cash and Debt set forth on the Preliminary Balance Sheet shall be used as the Cash and Debt components used to calculate the Equity Price at Closing. To the extent that the Net Working Capital reflected on the Preliminary Balance Sheet is greater than or less than One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000), the Net Working Capital component of the Purchase Price used to calculate the Equity Price shall be increased or decreased, as the case may be, by the amount of such variance on a dollar-for-dollar basis. Accompanying the Preliminary Balance Sheet shall be the Company’s good faith estimates of Transaction Costs and Employee Bonuses, which amounts shall be used to calculate the Equity Price at Closing.

(c)     Closing Balance Sheet. Following the Closing, Buyer shall prepare the Closing Balance Sheet and its calculations of the Net Working Capital, Cash, and Debt immediately prior to the Effective Time (the “Calculations”), and Buyer shall deliver the same to Members’ Representative no later than the ninetieth (90th) calendar day following the Closing Date. At least seven (7) business days prior to Buyer’s delivery of its Closing Balance Sheet and Calculations, Buyer shall provide drafts thereof to Members’ Representative and shall discuss with Members’ Representative any questions or concerns that Members’ Representative has with regard to such drafts during such seven (7) day period. Thereafter, the Closing Balance Sheet and Calculations delivered to Members’ Representative shall be final and binding on the Parties unless Members’ Representative objects within twenty (20) days after receipt thereof by: (i) notifying Buyer in writing of each objection; and (ii) delivering to Buyer a statement describing the basis for each objection along with Members’ Representative’s Closing Balance Sheet and Calculations; provided that any such objection may only be based on a claim that the Closing Balance Sheet or Calculations were not prepared in accordance with the terms of this Agreement or on a claim of mathematical error. Any component of Buyer’s Closing Balance Sheet and Calculations that is not the subject of an objection by Members’ Representative shall be final and binding on the Parties and will be the basis for the adjustments described in Section 4.4(f). If Buyer agrees with the objection(s) of Members’ Representative and Members’ Representative’s Closing Balance Sheet and Calculations, then Members’ Representative’s Closing Balance Sheet and Calculations shall be final and binding on the Parties and the Purchase Price shall be adjusted as set forth in Section 4.4(f). If Buyer does not agree with the objection(s) of Members’ Representative or Members’ Representative’s Closing Balance Sheet and Calculations, then Buyer must, within fifteen (15) days after receipt of Members’ Representative’s objection(s) and Calculations, notify Members’ Representative of its disagreement. Throughout the period following the Closing Date, Buyer shall permit Members’ Representative and its counsel, accountants and other advisors complete access to the financial records of the Company that are relevant to preparation of the Closing Balance Sheet and Calculations.

(d)     Independent Accountants. The Parties shall use reasonable efforts to resolve any dispute described in Section 4.4(c); provided, that if they are unable to do so within thirty (30) days following Buyer’s notice to Members’ Representative that it disagrees with Members’ Representative’s objection(s) or Members’ Representative’s Closing Balance Sheet and Calculations, then by notice from Members’ Representative or Buyer to the other the disagreement may be submitted for resolution to a firm of independent accountants of national standing to which the Parties agree and which is not an entity that has provided services to either the Company or Buyer within the last two (2) years (the “Independent Accountants”). Within ten (10) days after the Independent Accountants have been retained, Members’ Representative and Buyer shall furnish, at their own expense, to the Independent Accountants and the other Party a written statement of their position with respect to each matter in dispute. Within five (5) business days after the expiration of such ten (10) day period, Members’ Representative and Buyer may deliver to the Independent Accountants and to the other Party their response to the other’s position on each matter in dispute. With each submission, Members’ Representative and Buyer may also furnish to the Independent Accountants such other information and documents as they deem relevant or such information and documents as may be requested by the Independent Accountants with appropriate copies or notification being given to the other Party. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with Members’ Representative and Buyer, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, other than any such conference, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any Party or by the Independent Accountants.

(e)     Decision. The Independent Accountants shall be directed to promptly, and in any event within thirty (30) days after their appointment pursuant to Section 4.4(d), render their decision solely on the disputed items. The Closing Balance Sheet and Calculations resulting therefrom shall be final and binding on the Parties on the date that the Independent Accountants deliver their final decision in writing to Buyer and Members’ Representative, and such decision shall not be subject to court review or otherwise appealable (but shall be enforceable by a court of competent jurisdiction). The decision of the Independent Accountants on each item in dispute may not be greater than the higher position of Buyer or Members’ Representative nor lower than the lower position of Buyer or Members’ Representative with respect to such item. The Independent Accountants’ determination as to each item in dispute shall be set forth in a written statement delivered to Members’ Representative and Buyer, which shall include the Independent Accountants’ determination of the Closing Balance Sheet and their Calculations. The Independent Accountants shall also determine the portion of their fees and expenses to be paid by each of Members’ Representative and Buyer, with such fees and expenses being borne in inverse proportion to the degree to which the Independent Accountants accepted the positions of the respective Parties.

(f)     Final Purchase Price Adjustments.

(i)     If the Net Working Capital shown in the Closing Balance Sheet determined pursuant to Section 4.4(c) or Section 4.4(e), as applicable, exceeds the Net Working Capital shown in the Preliminary Balance Sheet, the amount of such excess plus interest thereon from the Closing Date through the payment date at the prime rate of interest quoted in The Wall Street Journal on the second business day prior to the date of payment (the “Applicable Rate”) shall promptly be paid by Buyer to Members’ Representative for distribution to the Members, less any expenses payable pursuant to Section 10.8(g).

(ii)     If the Net Working Capital shown in the Preliminary Balance Sheet exceeds the Net Working Capital shown in the Closing Balance Sheet determined pursuant to Section 4.4(c) or Section 4.4(e), as applicable, the amount of such excess plus interest thereon from the Closing Date through the payment date at the Applicable Rate shall promptly be paid by Members’ Representative or by the Escrow Agent to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer; provided that, without Buyer's written consent, the amount withdrawn from the Indemnity Escrow Amount for such purposes shall not exceed One Hundred Thousand Dollars ($100,000).

(iii)     If the Cash shown in the Preliminary Balance Sheet exceeds the Cash shown, or if the Debt shown in the Preliminary Balance Sheet is less than the Debt shown, in the Closing Balance Sheet determined pursuant to Section 4.4(c) or Section 4.4(e), as applicable, then the amount of such excess or deficit plus interest thereon from the Closing Date through the payment date at the Applicable Rate shall promptly be paid by Members’ Representative or by the Escrow Agent to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer; provided that, without Buyer's written consent, the amount withdrawn from the Indemnity Escrow Amount for such purposes shall not exceed One Hundred Thousand Dollars ($100,000).

(iv)     If the Cash shown in the Closing Balance Sheet determined pursuant to Section 4.4(c) or Section 4.4(e), as applicable, exceeds the Cash shown in the Preliminary Balance Sheet, or if the Debt shown in the Closing Balance Sheet determined pursuant to Section 4.4(c) or Section 4.4(e), as applicable, is less than the Debt shown in the Preliminary Balance Sheet, then the amount of such excess or deficit plus interest thereon from the Closing Date through the payment date at the Applicable Rate shall promptly be paid by Buyer to Members’ Representative for distribution to the Members based on each Member’s Percentage Share, less any expenses payable pursuant to Section 10.8(g).

(v)     All of the payments required to be made under this Section 4.4(f) shall be aggregated and set off so that only one payment is made under this Section 4.4(f).

4.5     Allocation. Buyer shall prepare an allocation of the Purchase Price (and all liabilities of the Company and other capitalized costs) among the assets of the Company in accordance with Section 1060 of the Tax Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate). Buyer shall deliver such allocation to the Members’ Representative within ninety (90) days after the Closing Date. Such allocation of the Purchase Price shall be binding upon the Members, the Company and Buyer unless Members’ Representative raises one or more objections thereto within ten (10) days after receipt thereof. Upon Buyer’s receipt of any objection, the Buyer and the Members’ Representative shall use reasonable efforts to resolve any dispute; provided that if they are unable to do so within thirty (30) days after Buyer’s receipt of the objection, the dispute shall be resolved pursuant to Section 4.4(d) and (e). The parties agree, however, that for tax purposes no part of the Purchase Price shall be specifically allocated to any covenant not to compete. The Members, the Company, and Buyer shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the final allocation. Neither Buyer, Members, nor the Company shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE V
CLOSING

5.1     Closing Transactions.

(a)     Closing. Unless otherwise agreed by the Company and Buyer or unless this Agreement shall have been terminated in accordance with Article IX, the Closing will occur on February 27, 2013. Notwithstanding the foregoing, if on that date any condition of Buyer, Merger Sub or the Company specified in Section 5.2 or Section 5.3 has not been satisfied (and will not be satisfied by the delivery of documents or actions taken by the Parties at the Closing) or waived by Buyer or the Company, as the case may be, then the date for the Closing may be unilaterally extended by the Party or Parties for whom one or more conditions have not been satisfied, for a period of time set forth in writing by that party, but in any event for not more than thirty-two (32) days (subject to Buyer’s and the Company’s respective conditions to Closing being satisfied or waived on such specified date). The date upon which the Closing actually occurs is referred to as the “Closing Date.”

(b)     Closing Transactions. Subject to satisfaction or waiver of the conditions set forth in Sections 5.2 and 5.3, the Parties will consummate the following transactions at the Closing (the “Closing Transactions”):

(i)     There will be delivered to Buyer, Merger Sub and the Company, as applicable, the certificates and other documents and instruments required to be delivered to such Parties under Sections 5.2 and 5.3;

(ii)     Buyer, Merger Sub and the Company shall cause the Articles of Merger to be properly executed and filed in accordance with the WLLCS, and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective;

(iii)     The Parties shall complete the transactions described in Section 4.2; and

(iv)     The Parties shall perform all other acts to be performed under this Agreement at the Closing.

5.2     Conditions to Buyer’s and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to consummate the Closing Transactions are subject to the satisfaction (or waiver by Buyer and Merger Sub in writing) of the following conditions as of the time of the Closing:

(a)     The representations and warranties set forth in Article VII that are qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects, at and as of the time of the Closing, as if made on the Closing Date and as if the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)     The Company will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)     No judgment, decree, injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;

(d)     No action or proceeding shall be pending before any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions;

(e)     There shall not have been or occurred, since December 31, 2012, any event, change, occurrence or circumstance that has had a Material Adverse Effect;

(f)     The Merger shall have been approved by the requisite vote of the Members, and Members holding a Percentage Share of less than ten percent (10%) shall hold Dissociating Units (as contemplated by Section 4.3);

(g)     On or prior to the Closing Date, the Company will have delivered to Buyer all of the following (dated as of the Closing Date, except as otherwise indicated):

(i)     Copies of all Consents set forth on Schedule 5.2(g)(i) (the “Required Consents”);

(ii)     Payoff letters relating to the Debt, which shall include the release of all Liens, except for Permitted Liens, related thereto;

(iii)     A certificate, dated not earlier than five (5) days prior to the Closing Date, of the State of Wisconsin Department of Financial Institutions stating that the Company is in active status;

(iv)     A certificate from the Company certifying that each of the conditions set forth in Sections 5.2(a) and 5.2(b) has been and is satisfied as of the time of the Closing;

(v)     A certificate from the Secretary or an Assistant Secretary of the Company certifying that the Merger has been approved by the requisite vote of the Members;

(vi)     Evidence reasonably acceptable to Buyer evidencing the termination, as of the Effective Time, of all Agreements to be Terminated;

(vii)     The Indemnity Escrow Agreement, duly executed by Members’ Representative;

(viii)     A FIRPTA certificate duly executed by the Company certifying as to the matters set forth in Treasury Reg. § 1.1445-11T(d)(2);

(ix)     A legal opinion of Quarles & Brady LLP in substantially the form of Exhibit E attached hereto;

(x)     The Employment and Non-Competition Agreements duly executed by each of Terry Olson, Steve Vermeulen, Julio Del Cioppo, and Merije Ajvazi;

(xi)     The Non-Competition, Non-Solicitation and Confidentiality Agreements duly executed by each of Tera Johnson, Greg Larson, Tom Lutsey, Tim Moy, Sid Cook, Linda Balisle, Pete Pankratz, Terry Olson, Steve Vermeulen, Julio Del Cioppo, and Merije Ajvazi;

(xii)     The Member Closing Agreement duly executed by each Member; and

(xiii)     Such other documents or instruments as Buyer reasonably requests and as are reasonably necessary to effect the transactions contemplated by this Agreement.

5.3     Conditions to the Company’s Obligations. The obligation of the Company to consummate the Closing Transactions is subject to the satisfaction (or waiver by the Company in writing) of the following conditions as of the time of the Closing:

(a)     The representations and warranties set forth in Article VIII that are qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects at and as of the time of the Closing as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)     Buyer and Merger Sub will have performed and complied: (i) in all respects with the obligations of Buyer and Merger Sub under Section 4.2; and (ii) in all material respects with all of the other covenants and agreements required to be performed by Buyer and Merger Sub under this Agreement at or prior to the Closing;

(c)     No judgment, decree, injunction or order of any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains or prevents the consummation of the transactions contemplated by this Agreement, and there shall not be any Legal Requirement enacted or deemed applicable to this Agreement that makes consummation of the transactions contemplated by this Agreement illegal;

(d)     No action or proceeding shall be pending before any Governmental Entity seeking a judgment, decree, injunction or order that would restrain or prevent the consummation of the Closing Transactions;

(e)     The Merger shall have been approved by the requisite vote of the Members; and

(f)     On or prior to the Closing Date, Buyer will have delivered to the Company all of the following:

(i)     A certificate of Buyer and Merger Sub dated as of the Closing Date certifying that each of the conditions set forth in Sections 5.3(a) and 5.3(b) has been and is satisfied as of the time of the Closing;

(ii)     A certificate from the Secretary or an Assistant Secretary of each of Buyer and Merger Sub (A) certifying that the Merger has been approved by the boards of directors of Buyer and Merger Sub, and as to Merger Sub has been approved by its sole member and (B) certifying that Buyer is in good standing under the laws of the State of Nevada;

(iii)     The Indemnity Escrow Agreement, duly executed by Buyer; and

(iv)     Such other documents or instruments as the Company reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement.

ARTICLE VI
PRE-CLOSING COVENANTS

6.1     Operation and Maintenance of the Business. Prior to the Closing, unless disclosed on Schedule 6.1 or unless Buyer otherwise consents in writing, the Company will:

(a)     Conduct its business and operations only in the ordinary course of business consistent with past practice;

(b)     Use commercially reasonable efforts, consistent with sound business practice, to keep in full force and effect its existence and all material rights, franchises, Proprietary Rights and contractual rights relating or pertaining to its business;

(c)     Maintain its assets in such general state of repair as is reasonably necessary for the conduct of its business consistent with then present needs and past practices, including replacement in accordance with reasonably prudent business practices of any inoperable, worn out or obsolete assets with assets of quality consistent with reasonably prudent business practices and then current needs and, in the event of a condemnation, casualty, loss or other material damage to any of the assets prior to the Closing Date, either use commercially reasonable efforts to repair or replace such condemned or damaged property through (and only to the extent of) the use of the proceeds of such condemnation or insurance, or preserve such proceeds for use by the Surviving Company following the Effective Time;

(d)     Maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the December 31, 2012 Balance Sheet and the accompanying interim financial statements;

(e)     Comply in all material respects with all Legal Requirements; and

(f)     Not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

6.2     Negative Covenants. Prior to the Closing, without Buyer’s prior written consent, which may not be unreasonably withheld, the Company will not:

(a)     Except for purchase orders entered into in the ordinary course, enter into any supply Contract pursuant to which it would have monetary or in kind obligations in excess of $100,000 in the aggregate pursuant to such Contract;

(b)     Directly or indirectly redeem, purchase or otherwise acquire any of its limited liability company membership interests or other securities (including, without limitation, warrants, options and other rights to acquire such membership interests or other equity securities) except as set forth in this Agreement;

(c)     Increase the base salary of any employee or make any material change to any employee benefit plan, in each case other than in the ordinary course of business consistent with past practice;

(d)     Take any actions that would cause the representations set forth in Section 7.7(b) to not be true and correct as of the Closing; or

(e)     Agree in writing to take any of the foregoing actions.

6.3     Information and Exclusivity.

(a)     Access. From time to time at Buyer’s request upon reasonable prior notice and at reasonable times, the Company will provide to representatives of Buyer and its financing parties and each of their agents, employees and accounting, tax, legal and other advisors (collectively, the “Investigating Parties”):

(i)     Access to the offices and assets of the Company;

(ii)     Access to all books and records of the Company (except employee medical records) and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof); and

(iii)     The opportunity to discuss the affairs of the Company with the current officers of the Company who would reasonably be presumed to have information which would be relevant for the purposes of planning for the transition to Buyer’s ownership, upon prior notice to and approval of the Company, which approval may not be unreasonably withheld, delayed or conditioned.

Buyer agrees that the Company may limit the access granted pursuant to this Section 6.3(a) to, among other things, preserve the confidential nature of this Agreement and the transactions contemplated hereby. Buyer further agrees that all information derived by Buyer or any of the Investigating Parties as a result of the above shall be governed by the terms and conditions of that certain Confidentiality Agreement between the Company and Buyer dated September 27, 2012 (the “Confidentiality Agreement”). Without limiting the foregoing, Buyer acknowledges and agrees that neither Buyer nor any Investigating Party may contact any customer, vendor, financing source, other related party or any employee of the Company without the express written permission of the Company.

(b)     Exclusivity. Until the Termination Date, the Company will not, and will not permit any of the directors, officers, employees, representatives or agents of the Company (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired company, any transaction involving a merger, consolidation, business combination, purchase or disposition of a material portion of the assets of the Company or any membership interests of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall (and shall cause the Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

(c)     Buyer Financing Activities. Buyer acknowledges and agrees that the Company has no responsibility for any financing that the Buyer may raise in connection with the transactions contemplated hereby, and no responsibility for the content of any rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents prepared by or on behalf of the Buyer or any of its affiliates, or Buyer’s financing sources, in connection with Buyer’s financing activities in relation to the transactions contemplated hereby.

6.4     Efforts to Close. Each Party will use commercially reasonable efforts to cause the conditions to Buyer’s, Merger Sub’s and the Company’s obligations to consummate the Closing Transactions to be satisfied (including the preparation, execution and delivery of all agreements and instruments contemplated hereunder to be executed and delivered by such Party in connection with or prior to the Closing).

6.5     Schedules.

(a)     Delivery of Schedules. Contemporaneously with the execution and delivery of this Agreement, the Company is delivering the schedules described in this Agreement (other than Schedule 8.3) (collectively, the “Schedules”) to Buyer. Contemporaneously with the execution and delivery of this Agreement, Buyer is delivering Schedule 8.3 to the Company. The Schedules, Schedule 8.3, and any Updated Schedules delivered pursuant to Section 6.5(c) are incorporated by reference herein and are deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Company or Buyer, as applicable, contained in this Agreement.

(b)     Disclosure on Schedules. If a document or matter is disclosed in any Schedule or Updated Schedule to this Agreement, it shall be listed under a section number of the Schedules or Updated Schedules that corresponds with the relevant Section number of this Agreement. The disclosure of any document or matter in a Schedule is not intended as a representation or warranty as to the material nature of such document or matter nor does it establish any standard of materiality upon which to judge the inclusion or omission of other documents or matters in any Schedule or constitute an admission of liability, guilt, violation or delinquency with respect to any Contract, Legal Requirement or Authorization. All capitalized terms used in any Schedule or Updated Schedule shall have the definitions specified in this Agreement.

(c)     Updates to Schedules. Subject to Buyer’s right to terminate this Agreement as described in Section 9.1(f), from the date hereof until the Closing, the Company shall disclose to Buyer in writing any material exceptions to or material variances from the representations and warranties in Article VII promptly upon discovery thereof, and such disclosures shall supplement the appropriate Schedules (such updated schedules to be referred to herein collectively as the “Updated Schedules”). Buyer will promptly notify the Company in the event that Buyer in good faith reasonably believes that any item contained in an Updated Schedule would cause the condition in Section 5.2(a) not to be satisfied. Buyer and the Company will thereafter meet to try and resolve Buyer’s concerns regarding such matters. The delivery of such Updated Schedules shall not have the effect of modifying the representations and warranties contained in Article VII for purposes of determining satisfaction of the conditions set forth in Section 5.2(a), but shall be given effect in the event of any claim of fraud by any Buyer Indemnitees under this Agreement and for purposes of determining a breach of the representations and warranties for purposes of Section 11.2(a).

6.6     Members’ Approval. Following the date of this Agreement, the Company, acting through the Board, shall seek to obtain the requisite approval of the Merger, this Agreement and the transactions described in this Agreement, from the Members in accordance with its Operating Agreement, the applicable provisions of the WLLCS, and the applicable provisions of federal and state securities laws, rules and regulations (the “Approval”). The date on which the Approval is obtained is hereinafter referred to as the “Approval Date.”

6.7     Merger Sub. Insofar as this Agreement purports to create any obligations or duties on the part of Merger Sub (which is not a party hereto), Buyer agrees to cause Merger Sub to fully perform, satisfy and comply with all such obligations and duties.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer to enter into this Agreement, the Company hereby represents and warrants the following:

7.1     Existence. The Company is a limited liability company duly organized, validly existing and having active status under the laws of the State of Wisconsin and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to qualify would not lead to a Material Adverse Effect. (All such jurisdictions in which the Company is qualified are set forth on Schedule 7.1.) The Company has all requisite company power and authority to own and operate its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement.

7.2     Authorization of Transaction. The Company has full power and authority to execute and deliver this Agreement. Except for obtaining the Approval as contemplated by Section 6.6, (i) the Company has full power and authority to execute and deliver all other Transaction Documents to which the Company is a party and to perform its obligations hereunder and thereunder, and (ii) no other proceeding or action on the part of the Company is necessary to approve and authorize the Company’s execution and delivery of any other Transaction Document to which the Company is a party or the performance of the Company’s obligations hereunder or thereunder. This Agreement and all other Transaction Documents to which the Company is a party have been, or will be at Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the parties thereto other than the Company, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

7.3     Limited Liability Company Membership Interests and Related Matters. The authorized membership interests of the Company consists of fifteen thousand (15,000) Units. All of the issued and outstanding Units are held of record upon the books maintained for that purpose by the Company by the individuals or entities set forth on Schedule 7.3, and will at the Closing be free and clear of all Liens other than transfer restrictions imposed by securities laws, with the type, number, and percentage of Units held set forth across from their name. There are no additional units of limited liability company membership interests of the Company that are issued and outstanding. The Company does not have outstanding any securities convertible into or exchangeable for any units of its limited liability company membership interests, nor does it have outstanding any rights or options to subscribe for or to purchase any units of its limited liability company membership interests or any securities convertible into or exchangeable into membership interests. Except as set forth on Schedule 7.3, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any units of its limited liability company membership interests. All of the outstanding Units are validly issued, fully paid and nonassessable, and such Units were not issued in violation of any preemptive rights. The Company does not own, directly or indirectly, any stock, partnership interest, membership interest or joint venture interest in, or any security issued by, any other Person.

7.4     Absence of Conflicts. The execution and delivery by the Company of this Agreement or any other Transaction Document to which it is a party do not, and the performance by the Company of its obligations under this Agreement and such Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not:

(a)     Conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of organization, operating agreement, or other comparable charter documents of the Company;

(b)     Conflict with in any material respect or result in a violation or breach in any material respect of any term or provision of any Legal Requirement applicable to the Company or to any of its assets (other than such conflicts, violations or breaches as would occur solely as a result of the legal or regulatory status of Buyer or any of its Affiliates); or

(c)     Except as disclosed in Schedule 7.4, (i) conflict with in any material respect or result in a violation or breach in any material respect of, (ii) constitute (with or without notice or lapse of time or both) a material default under, (iii) require the Company to obtain any Consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien other than Permitted Liens upon the Units of the Company or any of its assets, in each case under any Authorization or Contract to which the Company is a party or by which any of the Company’s assets is bound.

7.5     Governmental Approvals and Filings. No Consent of any Governmental Entity on the part of the Company is required in connection with (a) the execution, delivery and performance of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby or (b) the continuing validity and effectiveness immediately following the Closing of any Contract of the Company.

7.6     Financial Statements. Attached to this Agreement as Schedule 7.6 are the following (collectively, the “Financial Statements”):

(a)     The compiled balance sheet of the Company and the related statements of income and cash flows as of, and for the fiscal years ended, December 31, 2012 and 2011 (the “Annual Statements”); and

(b)     The internal balance sheet of the Company dated January 31, 2013 and the related internal statements of income and cash flows for the one-month period ending on January 31, 2013 (collectively, the “Interim Statements”).

Except as set forth on Schedule 7.6, the Financial Statements are accurate and complete in all material respects, have been prepared in accordance with GAAP, consistently applied, and fairly present, in all material respects, the financial condition and the results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby.

7.7     Recent Developments. Other than pursuant to this Agreement or as described on Schedule 7.7, since December 31, 2012, there has not been any material adverse change in the business, financial condition, or operations of the Company or any event, change, occurrence or circumstance that could reasonably be expected to cause a material adverse change in the business, financial condition or operations of, other than those occurring as a result of general, economic, or financial conditions.

(a)     Actions Taken. Since December 31, 2012, the Company has:

(i)     Used commercially reasonable efforts to preserve its business, including its key employees, and the Company’s relationship with suppliers, customers, advertisers, and others having business relations with the Company;

(ii)     Maintained all insurance covering the Company, its operations and assets in full force and effect;

(iii)     Paid all debts and obligations incurred by the Company in the ordinary course and consistent with past practices, except to the extent that the Company is contesting such debts or obligations in good faith by appropriate proceedings; and

(iv)     Maintained the books, accounts, and records of the Company in the usual manner and on a basis consistent with past practices.

(b)     Actions Not Taken. Since December 31, 2012 and except as set forth on Schedule 7.7, the Company has not:

(i)     Entered into any contract or commitment to engage in any transaction not in the ordinary course of business or not consistent with its past business practices;

(ii)     Sold, leased, transferred, or assigned any of its assets or properties, other than sales of inventory or dispositions in the ordinary course of business;

(iii)     Made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of business;

(iv)     Made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(v)     Issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $5,000 in the aggregate;

(vi)     Cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business;

(vii)     Experienced any damage, destruction, or loss (whether or not covered by insurance) to the assets or properties of the business;

(viii)     Granted any increase in the base compensation of any of its directors, officers, or employees;

(ix)     Adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Plan);

(x)     Made any other change in employment terms for any of its directors, officers, and employees;

(xi)     Changed the prices charged for its products or changed its general credit policies;

(xii)     Pledged or subjected to, or agreed to pledge or subject to, any Lien other than Permitted Liens on any of the assets or properties of the business;

(xiii)     Transferred, granted or licensed, or agreed to transfer, grant or license, any rights under or with respect to any Proprietary Rights, or entered into or agreed to enter into, any settlement regarding the breach or infringement of any Proprietary Rights or similar rights relating to the Company or modified or agreed to modify any existing rights with respect thereto;

(xiv)     Made any change in its accounting or Tax reporting principles, methods or policies;

(xv)     Made or rescinded any election relating to Taxes, or settled or compromised any claim relating to Taxes;

(xvi)     Instituted or settled any action, suit, proceeding or arbitration; or

(xvii)     Committed to any of the foregoing.

7.8     Title to, Condition and Sufficiency of Assets.

(a)     Real Property. The Company does not own any real estate or any ownership interest therein. Except with respect to the leases for the Real Property described on Schedule 7.8(a), the Company is not party to any agreement (whether oral or written) pursuant to which it leases real estate (either as lessee or lessor). Except as set forth on Schedule 7.8(a), the Company has not occupied any real estate other than the Real Property during the three (3) year period preceding the date of this Agreement. Neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no written notice of such condemnation, requisition or taking has been served upon the Company, and, to the Company’s Knowledge, no such condemnation, requisition or taking is threatened or contemplated. The Company has all certificates of occupancy and Authorizations of any Governmental Entity necessary for the current use and operation of the Real Property, and the Company has fully complied with all material conditions of the Authorizations applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Authorization relating to the Real Property. The Company has not received any notice from any insurance company that has issued a policy with respect to the Real Property requiring performance of any structural or other repairs or alterations to any such property. Except as set forth on Schedule 7.8(a), the Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein. All water, sewer, gas, electric, telephone and drainage facilities are available to and located at the Real Property in a capacity so as to adequately serve the improvements currently located thereon in a manner consistent with the normal operation of the Company’s business.

(b)     Ownership and Condition of Assets. Except as set forth on Schedule 7.8(b), the Company has good and marketable title to, or a valid leasehold interest in, all of the assets and properties material to its operations, free and clear of all Liens, except Permitted Liens. The Company is in sole possession of all of the assets and properties material to its operations and all such assets and properties are, in all material respects, in good operating condition and repair and are adequate for the uses for which they are being put, ordinary wear and tear excepted.

(c)     Accounts Receivable. The Company’s accounts receivable have arisen out of bona fide transactions in the ordinary course of business. To the Company’s Knowledge, its accounts receivable are not subject to valid defenses, set-offs, or counterclaims. The reserves for uncollectible accounts receivable reflected in the Financial Statements have been calculated in accordance with GAAP.

(d)     Inventory. The books and records of the Company accurately reflect in all material respects the quantity of the Company’s inventory in accordance with GAAP. The Company’s inventory as of the Effective Time (i) is sufficient in all material respects for the operation of the Company’s business in the ordinary course based on current levels of operation, and (ii) has been purchased in the ordinary course of business consistent in all material respects with past practices.

(e)     Prepaid Expenses. The prepaid expenses of the Company as of the Effective Time: (i) were incurred in the ordinary course of business, consistent with past practices, and (ii) pertain exclusively to economic benefits to be enjoyed by the Company during the period following the Effective Time.

7.9     Taxes. Except as set forth on Schedule 7.9:

(a)     For all periods open under the applicable statute of limitations, the Company has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed by it with respect to Taxes and all such Tax Returns have been prepared in compliance with all applicable Legal Requirements and are true, complete and accurate;

(b)     All Taxes due and owing by the Company for all periods open under the applicable statute of limitations or upon any of its assets, income or franchises have been timely paid or, if not yet due and payable, the Company has made provisions for such Tax liability;

(c)     There are no outstanding Tax deficiencies, assessments or adjustments with respect to the Company, and no consent has been given with respect to the Company to extend the time in which any Tax may be assessed or collected by any Tax authority; and

(d)     The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party;

(e)     No federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any federal, state, local, or foreign Taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company. The Disclosure Schedule lists all federal, state, local, and foreign Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company that were filed or received since January 1, 2011;

(f)     The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment’’ within the meaning of Section 280G of the Tax Code (or any corresponding provision of state, local, or foreign law); and

(g)     At all times since formation, the Company has been treated as a partnership for federal and state income tax purposes.

7.10     Contracts and Commitments.

(a)     Material Contracts. Except for the Transaction Documents, Schedule 7.10 contains a true and complete list of the Material Contracts (except as indicated on Schedule 7.10, true and complete copies of which or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been made available to Buyer prior to the execution of this Agreement). Except as set forth in Schedule 7.10, with respect to the Material Contracts:

(i)     Each Material Contract is in full force and effect and constitutes a valid and binding agreement of the Company;

(ii)     Neither the Company nor, to the Knowledge of Company, any other party to a Material Contract is in violation or breach in any material respect or is in material default under any Material Contract;

(iii)     To the Company’s Knowledge, no event has occurred or circumstances exist that with notice or lapse of time, or both, would cause the Company to be in violation or breach in any material respect of or material default under any Material Contract, or would cause the creation of any Lien (other than Permitted Liens) affecting any of the assets of the Company;

(iv)     The Company has not given or received any written notice to or from any Person since December 31, 2011 regarding termination of, any actual, alleged, or potential violation of, breach in any material respect of, or material default under any Material Contract; and

(v)     The Company does not have any present expectation or intention of not fully performing any obligation pursuant to any Material Contract to which it is a party.

(b)     Purchase Commitments. The outstanding purchase commitments of the Company were incurred in the ordinary course of business.

(c)     Sale Commitments. The outstanding commitments of the Company for the sale of products, including any bids or quotations therefor, were incurred in the ordinary course of business.

7.11     Proprietary Rights.

(a)     Owned Proprietary Rights. Schedule 7.11(a) sets forth a complete and correct list of: (i) all registered Proprietary Rights and all pending applications for registration of Proprietary Rights owned or filed by the Company, and (ii) all other material Proprietary Rights owned by the Company (“Company Proprietary Rights”). The Company has made available to Buyer correct and complete copies of all patents, registrations, and applications (as amended to date) set forth on Schedule 7.11(a) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of the Company Proprietary Rights set forth on Schedule 7.11(a). With respect to each item of Company Proprietary Right identified in Schedule 7.11(a):

(i)     The Company possesses all right, title, and interest in and to the item, free and clear of all Liens, other than Permitted Liens, and free and clear of any and all ownership claims or ownership rights of authors, inventors, or any other third parties;

(ii)     The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)     No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to Company’s Knowledge is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)     The Company has made available to Buyer correct and complete copies of any agreements by the Company to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(b)     Sufficiency. The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Proprietary Rights necessary for the Company’s business as currently conducted; provided that such rights are limited with respect to time or territory as set forth in Schedule 7.11(b).

(c)     Infringement. Except as set forth in Schedule 7.11(c), to the Company’s Knowledge, with respect to the Company’s Proprietary Rights, the Company's assets and the products produced, sold or marketed by the Company: (i) the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of third parties, and the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Proprietary Rights of any third party); and (ii) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Company.

(d)     Rights of Use. Schedule 7.11(d) identifies the agreements pursuant to which Proprietary Rights owned by any third party are used by the Company pursuant to license, sublicense, agreement, or permission, excluding software that is commercially available and subject to “shrink-wrap” or “click-through” license agreements. The Company has made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item identified in Schedule 7.11(d), unless otherwise indicated on Schedule 7.11(d):

(i)     The license, sublicense, agreement, or permission covering the item is valid, binding, enforceable against the Company, and in full force and effect;

(ii)     Neither the Company, nor to the Company’s Knowledge, any other party to any such license, sublicense, agreement, or permission is in breach in any material respect or in material default, and no event has occurred which with notice or lapse of time would constitute a breach in any material respect or a material default or permit termination, modification, or acceleration thereunder;

(iii)     No party to the license, sublicense, agreement, or permission has given the Company written notice of termination thereof or any repudiation of any provision thereof; and

(iv)     The Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)     Licenses. Schedule 7.11(e) identifies the agreements pursuant to which the Company is a party (i) granting any license or other rights to any Person to use any Company Proprietary Rights, or (ii) containing a covenant not to compete or otherwise limiting its ability to exploit fully any of the Company Proprietary Rights.

(f)     Employees. No present or former employee or independent contractor of the Company has any right, title, or interest, directly or indirectly, in whole or in part, in any Proprietary Rights owned or used by the Company. To Company's Knowledge, no employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(g)     Domain Names. Schedule 7.11(g) sets forth a complete and accurate list of all domain names owned by the Company (the “Domain Names”). All Domain Names are properly registered in the name of the Company. No Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to Company's Knowledge, no such action is threatened with respect to any Domain Name. To Company's Knowledge, no Domain Name has been infringed or has been challenged, interfered with or threatened in any way. To Company's Knowledge, no Domain Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

7.12     Absence of Undisclosed Liability. The Company has no material liabilities, whether direct, indirect, accrued, contingent or absolute, and whether or not determined or determinable, other than those liabilities or obligations shown on the December 31, 2012 balance sheet included in the Annual Statements, less liabilities paid from that date in the ordinary course of business, and plus liabilities that are incurred after that date in the ordinary course of business. To the Company’s Knowledge, the Company has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased or delivered by the Company.

7.13     Legal Proceedings. Except as set forth in Schedule 7.13: (a) since January 1, 2010, the Company has not been a party to any actions, suits, proceedings, arbitrations, orders, judgments, decrees or investigations, and (b) there are no actions, suits, proceedings, arbitrations, orders, judgments, decrees or investigations pending or, to the Company’s Knowledge, threatened against, relating to, or affecting the Company, and there are no orders outstanding against the Company.

7.14     Brokerage. Following the Closing, there will be no claims for brokerage commissions, finders’ fees or similar compensation for which the Surviving Company or Buyer shall be liable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Member.

7.15     Permits and Notices.

(a)     Governmental Permits. Schedule 7.15 contains a complete listing of all permits, approvals, consents, licenses, and registrations of foreign, federal, state and local governments (collectively, the “Authorizations”), currently held by the Company in the conduct of its businesses. The Company holds all of the Authorizations which are necessary in any material respect to conduct its business as currently conducted. The Company is not in default or violation, and, to Company's Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Authorization to which it is a party, to which its business is subject or by which its properties or assets are bound, and, to Company's Knowledge, there are no facts or circumstances which could form the basis for any such default or violation. No loss or expiration of any Authorization is pending or, to the Company’s Knowledge, threatened except in accordance with its normal terms (including as a result of the transactions contemplated by this Agreement).

(b)     Reports and Notices. Except as described on Schedule 7.15, since January 1, 2010, the Company has not received any written complaints, citations or notices of violations or alleged violations from any Governmental Entity.

7.16     Compliance with Laws and Regulations. Except as set forth on Schedule 7.16, the Company has complied in all material respects with all applicable Legal Requirements that affect its business, operations or assets, and to which it is subject, and no claim has been filed against the Company alleging a violation of any such Legal Requirement.

7.17     Employee Benefit Plans.

(a)     Compliance Generally. Except as set forth on Schedule 7.17, the Company does not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) (a) any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA), (b) any plan or arrangement, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current employees or current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Tax Code or as required under applicable state law), (c) any employee plan which is a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA), whether or not terminated, or (d) any employee plan which is “defined contribution plan” (as that term is defined in Section 3(34) of ERISA), whether or not terminated. All such plans set forth on Schedule 7.17 shall be referred to herein collectively as the “Plans.” All Plans of the Company (and related trusts and insurance contracts) comply in all material respects in form and in operation with the applicable requirements of ERISA and the Tax Code, including the requirements of Section 4980B of the Tax Code, and all other applicable Legal Requirements. With respect to each Plan, all contributions, premiums or payments that are due on or before the date hereof have been paid to the Plan. To the Company’s Knowledge, there is no accumulated funding deficiency within the meaning of ERISA or the Tax Code in connection with any defined benefit plan in the United States and no reportable event, as defined in ERISA, has occurred in connection with the Plans in the United States. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of any controlled group of companies (as defined in Sections 414 of the Tax Code) that includes the Company (the “Controlled Group”) that has not been satisfied in full, other than liability for premiums due the PBGC. No action, suit, proceeding or investigation with respect to the Plans (other than routine claims for benefits) is pending.

(b)     Section 409A Compliance. Except as set forth on Schedule 7.17, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of Company, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Plan. Schedule 7.17 identifies each Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such Plan complies with the requirements of Section 409A(a)(2), (3), and (4) of the Tax Code and any Internal Revenue Service guidance issued thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Tax Code. Company does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A(a)(1)(B) of the Tax Code.

(c)     Additional Plans.    The Company does not have any contract, plan or commitment, whether legally binding or not, to create any additional Plans or to modify any existing Plans.

(d)     Membership Interests. No membership interest or other security issued by the Company forms or has formed a part of the assets of any Plan.

7.18     Insider Transactions. Except as disclosed in Schedule 7.18, no employee, officer (except in his or her capacity as an employee of the Company), director or Member of the Company or any of their respective relatives or Affiliates provides or causes to be provided any assets, services or facilities used in connection with the Company’s business, the Company does not provide or cause to be provided any assets, services, or facilities to any such employee, officer, director or Member or their Affiliates, and no employee, officer, director or Member of the Company or any of their respective Affiliates owns an equity interest or any other financial or profit interest in a Person that currently: (a) has business dealings or a financial interest in any transaction with the Company, or (b) is engaged in competition with the Company (except for less than five percent (5%) of the outstanding capital stock of a competing business that is publicly traded on any recognized exchange or in the over-the-counter market).

7.19     Environmental Matters. Except as referenced on Schedule 7.19:

(a)     Compliance Generally. The Company is, and at all times has been in compliance, in all material respects, with all applicable Environmental and Safety Requirements.

(b)     Future Compliance. To the Company's Knowledge, no facts, circumstances or other conditions exist that will hinder the Company's ability to comply with Environmental and Safety Requirements or require material capital expenditures in order to comply with Environmental and Safety Requirements after the Effective Time.

(c)     Permits. The Company has obtained and is in compliance in all material respects with all permits, licenses, certificates, registrations and other authorizations that are required pursuant to applicable Environmental and Safety Requirements for the occupation of its facilities and the operation of its business (all of which are listed on Schedule 7.19 hereto), all of which are valid and in full force and effect.

(d)     Claims. The Company has not received any written claim, complaint, citation, report or other written notice, or to the Knowledge of the Company any other notice, regarding any liabilities, including any investigatory, remedial or corrective obligations or violations, arising under applicable Environmental and Safety Requirements.

(e)     Storage Tanks, Asbestos, PCBs. No above-ground or underground storage tank, asbestos, polychlorinated biphenyls (PCBs) above 50 parts per million in electrical equipment owned by the Company, or landfill, were used or currently exists on any Real Property.

(f)     Hazardous Materials Liabilities. The Company has not stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials at the Real Property, or, at any property or facility formerly owned, leased, operated, or otherwise used by the Company. The Real Property is not, and, to Company's Knowledge, each such other facility or property is not contaminated by any such material above any regulatory level that is reasonably likely to give rise to a violation of or liability under Environmental and Safety Requirements.

(g)     Request for Information. The Company has not received any request for information from any Governmental Entity pursuant to any Environmental and Safety Requirements.

(h)     Other Liability. The Company has not expressly, by operation of law, or otherwise, assumed any liability of any other Person under Environmental and Safety Requirements.

(i)     Disclosure of Environmental Information. The Company has made available true and accurate copies of all material environmental reports, assessments, audits, correspondence and other environmental information within the possession or control of the Company (the “Environmental Reports”) with respect to the Real Property, the operations of the Company, or the Company’s compliance with Environmental and Safety Requirements and all such reports are identified on Schedule 7.19(i).

7.20     Labor and Employment. Except as disclosed in Schedule 7.20:

(a)     Collective Bargaining. The Company is not a party to any labor or collective bargaining agreement, and no employee of the Company is presently a member of a collective bargaining unit and, to the Company’s Knowledge, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees.

(b)     Employees. The Company has previously made available to Buyer a complete and accurate list of the following information for each employee, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable; service credited for purposes of vesting; and eligibility to participate under the Plans.

(c)     Agreement. No employee is a party to, or is otherwise bound by, any employment agreement, including any confidentiality, noncompetition, or proprietary rights agreement, between that employee and the Company.

(d)     Strikes, Etc. The Company has not experienced, and there is not presently pending or existing or, to the Company’s Knowledge, threatened: (i) any strike, slowdown, picketing, work stoppage, or employee grievance in process; (ii) any charge, grievance, proceeding or other claim against or affecting the Company relating to the alleged violation in any material respect of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, or other labor or employment dispute against or affecting the Company; or (iii) any application for certification of a collective bargaining agent.

(e)     Events. To the Company’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company and no such action is contemplated by the Company.

(f)     Compliance. There are no complaints, charges or claims against the Company pending or, to the Company's Knowledge, threatened that could be brought or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual. The Company currently is in material compliance with all Legal Requirements relating to the employment of labor, including all Legal Requirements relating to equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. The Company has not classified any individual as an independent contractor who should have been properly classified as an employee of the Company.

7.21     Insurance.

(a)     Policies. Schedule 7.21 contains a true and complete list of all insurance policies and surety or fidelity bonds held by the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The Company is not in default with respect to any provision contained in any insurance policy, and has not failed to give notice or present any material claim under any such policy in due and timely fashion. Since January 1, 2010, the Company has not had any insurance policy or coverage thereunder cancelled, withdrawn or not renewed by the insurer. The Company has not received notice of and is not aware of any cancellation or threat of cancellation of such insurance.

(b)     Claims. Schedule 7.21 contains a true and complete list of any claims made by the Company since January 1, 2010 with respect to or against any of its insurers or insurance policies, including but not limited to with respect to property damage, personal injury, or products liability.

7.22     Confidential Information. To the Company’s Knowledge, there has been no unauthorized disclosure or use by employees, consultants, officers, directors and agents of the Company of the Company’s confidential information, trade secrets, business processes, and other know-how of the Company, in any such case that could reasonably be expected to have a material adverse effect on the Company.

7.23     Warranties.

(a)     Forms of Warranty. Schedule 7.23 contains true and accurate copies of all of the forms of warranties or guaranties now in effect or outstanding with respect to products of the Company, and all of the forms of warranty or guaranty that have been issued by the Company since January 1, 2011.

(b)     Warranty Claims and Customer Complaints. Schedule 7.23 contains a list of all customer claims or complaints for the period from January 1, 2011 through January 31, 2013 involving more than $5,000, and a description of the resolution of those claims or complaints. There are no pending or, to the Company’s Knowledge, threatened claims or customer complaints against the Company that in the aggregate exceed $5,000.

7.24     Customers and Suppliers. Schedule 7.24 sets forth a list of the ten (10) largest customers of the Company and the ten (10) largest suppliers of the Company for the year ending December 31, 2011 and for the year ending December 31, 2012, determined on the basis of the total dollar amount of net sales to such customers and purchases from such suppliers. Except as set forth in Schedule 7.24, the Company has not received written notice, nor to the Company’s Knowledge has received oral notice, that any customer or supplier so listed may terminate or significantly reduce its business relationship with the Company.

7.25     FDA Compliance.

(a)     Compliance Generally. The Company is, with respect to all products currently made, sold or marketed in the United States, or imported into the United States (collectively, the “Products”), in compliance in all material respects with the applicable provisions of the Federal Food, Drug, and Cosmetic Act (the “FDC Act”) and the implementing regulations, policies and guidances issued by the U.S. Food and Drug Administration (the “FDA”), the applicable provisions of the Federal Trade Commission Act (the “FTC Act”) and the implementing regulations, policies and guidances issued by the Federal Trade Commission (the “FTC”), any applicable regulations and requirements adopted by the U.S. Department of Agriculture (the “USDA”), and any applicable requirements established by state or local authorities responsible for regulating dietary supplement products and establishments (collectively, the “State Authorities”), as well as with all terms and conditions imposed in any licenses, permits, approvals, clearances, registrations or other authorizations granted to the Company by the FDA, the USDA, or any State Authority, including, but not limited to, any applicable facility registrations and fees; current good manufacturing practice (cGMP), Hazard Analysis and Critical Control Point (HACCP), or sanitation requirements; requirements relating to food; product or nutrition labeling requirements; inspection requirements; product composition requirements; testing requirements or protocols; recordkeeping and product traceability requirements; reporting and monitoring requirements; packaging (including co-packing and repackaging) requirements; laboratory controls; storage and warehousing procedures; prior import notice, product certifications and shipping requirements; and shelf-life requirements.

(b)     Enforcement Actions. The Company, the Products, and the facilities in which the Products are made, processed, labeled, packaged, handled or stored are not now the subject of (nor have they been the subject during the previous three (3) years) any recall, investigation, penalty assessment, audit or other compliance or enforcement action, or any investigation, by the FDA, the FTC, the USDA, any State Authority, or any other authority having responsibility for the regulation of food or dietary supplement products, and, to the Company's Knowledge, none of the assemblers or distributors which receive, assemble or distribute the Products is subject (or has been subject during the previous three years) to any such adverse action with regard to the Products. To the Company's Knowledge, no supplier that supplies goods (including food ingredients or dietary ingredients for dietary supplements) or services in relation to the Products is subject (or has been subject during the previous three (3) years) to any such adverse action with regard to such goods (including food ingredients or dietary ingredients) or services. The Company has obtained all necessary approvals, licenses, permits, registrations, clearances and authorizations from, and has made all necessary and appropriate applications and other submissions to, the FDA, the USDA, any State Authority and any other authority having responsibility for the regulation of dietary supplement products, for their current and past business activities relating to the Products, including, without limitation, any new dietary ingredient (NDI) or generally recognized as safe (GRAS) notifications, and notifications for “structure function” claims for the Products.

(c)     Submissions; Payments. Neither the Company nor any third party retained by and acting on behalf of the Company has made any false statements or omissions in applications or other submissions to the FDA, the FTC, the USDA, any State Authority or any other authority having responsibility for the regulation of food products, and neither the Company nor any third party retained by and acting on behalf of the Company has made or offered on behalf of the Company any payments, gratuities, or other things of value that are prohibited by any law or regulation to personnel of the FDA, the FTC the USDA, any State Authority, or other authority having responsibility for the regulation of food or dietary supplement products.

(d)     Unsuitability. The Company has not received any information or report from the FDA, the FTC, the USDA, any State Authority, or any other authority having responsibility for the regulation of food or dietary supplement products, indicating that any Product is unsafe or unsuitable for its intended use, and there are no facts that would reasonably be expected to result in the FDA, the USDA, any State Authority, or other authority having responsibility for the regulation of food or dietary supplement products, prohibiting or restricting the marketing, sale, distribution or use in the United States of any Product currently made or marketed by the Company, or the operation or use of any facility currently used by the Company in connection with the Products.

7.26     No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VII (INCLUDING THE SCHEDULES AND UPDATED SCHEDULES) AND IN THE OTHER TRANSACTION DOCUMENTS, THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants the following:

8.1     Organization, Power and Tax Status. Buyer (i) is a corporation which is validly existing and in good standing under the laws of the State of Nevada, (ii) shall own as of the Closing all of the outstanding limited liability company membership interests of Merger Sub, and (iii) is qualified to do business in every jurisdiction in which the execution, delivery and performance of its obligations under this Agreement require it to be so qualified. Merger Sub will be, at the time of Closing, a limited liability company which is duly organized, validly existing and having active status under the laws of the State of Wisconsin.

8.2     Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been approved by the requisite vote of the directors of Buyer. No other proceedings or actions on the part of Buyer are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any other Transaction Documents to which it is a party or the performance of Buyer’s obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies. Merger Sub will have full power and authority to execute and deliver any Transaction Documents to which it may be a party and to perform its obligations thereunder. The Merger has been approved by the requisite vote of the directors of Merger Sub and by Buyer as the sole member of Merger Sub and, as of the Closing, no other proceedings or actions on the part of Merger Sub will be necessary to approve and authorize Merger Sub’s execution and delivery of any Transaction Documents to which it is a party or the performance of Merger Sub’s obligations hereunder or thereunder. Any such Transaction Documents to which Merger Sub may be a party will, when executed, constitute a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies.

8.3     Absence of Conflicts. Neither the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer or Merger Sub, as the case may be, nor the consummation by Buyer or Merger Sub, as the case may be, of the transactions contemplated hereby or thereby, (a) does or will (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate, cancel, modify or accelerate any obligation under, or (v) require any consent, order, approval, authorization or other action of, or any filing with or notice to, any Governmental Entity or other Person, in each case under the articles or certificate of incorporation or bylaws or operating agreement, as applicable, of Buyer or Merger Sub, or under the provisions of any material indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer or Merger Sub is bound or by which either Buyer or Merger Sub or any of their respective assets are affected, or any current Legal Requirement to which Buyer or Merger Sub or any of their respective assets is subject, or (b) without limiting the foregoing, requires any Consent of any Governmental Entity or any other Person other than as described on Schedule 8.3.

8.4     Brokerage. Following the Closing, there will be no claims for brokerage commissions, finders’ fees or similar compensation for which the Company shall be liable in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Buyer or Merger Sub.

8.5     Litigation. There are no actions, suits, proceedings, orders or investigations pending (or, to Buyer’s Knowledge, threatened) against or affecting Buyer or Merger Sub at law or in equity, or before or by any Governmental Entity, which could reasonably be expected to adversely affect Buyer’s or Merger Sub’s performance under this Agreement or the other agreements contemplated hereby to which Buyer or Merger Sub is a party or the consummation of the transactions contemplated hereby or thereby.

8.6     Financial Capacity; Solvency.

(a)     Buyer Financing. Buyer has financing in place and available to it to satisfy all of Buyer’s obligations under this Agreement and to close the transactions described in this Agreement and to pay all Buyer and Merger Sub transaction expenses.

(b)     Post-Closing Solvency. Immediately after giving effect to the Merger, neither Buyer or the Surviving Company will (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

ARTICLE IX
TERMINATION

9.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     By mutual written agreement of the Company and Buyer;

(b)     By either the Company or Buyer, by written notice to the other Party, if the Closing has not occurred on or before February 27, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)     By either the Company or Buyer, by written notice to the other Party, if events have occurred which have made it impossible to satisfy, prior to the Termination Date, a condition precedent to the terminating Party’s obligation to consummate the transactions contemplated hereby (unless such terminating Party’s breach of this Agreement has caused the condition to be unsatisfied);

(d)     By the Company, by written notice to Buyer, on any date determined for the Closing in accordance with Section 5.1(a) if each condition set forth in Section 5.2 has been satisfied (or will be satisfied by the delivery of documents or actions taken by the Parties at the Closing) or waived in writing on such date and Buyer has nonetheless refused to consummate the Closing Transactions;

(e)     By Buyer, by written notice to the Company, on any date determined for the Closing in accordance with Section 5.1(a) if each condition set forth in Section 5.3 has been satisfied (or will be satisfied by the delivery of documents or actions taken by the Parties at the Closing) or waived in writing on such date and the Company has nonetheless refused to consummate the Closing Transactions; and

(f)     By Buyer, by written notice to the Company, within five (5) days of Buyer’s receipt of any Updated Schedule if the disclosure on such Updated Schedule would cause the condition in Section 5.2(a) not to be satisfied.

9.2     Effect of Termination. If this Agreement is terminated as provided in Section 9.1, then this Agreement will forthwith become void and there will be no liability on the part of any Party to any other Party or any other Person in respect hereof; provided that:

(a)     The obligations of the Parties described in Sections 9.2, 10.1, 10.2, 10.5 (but, with respect to Section 10.5, only as to any surviving obligation described in this Section 9.2(a)), 10.7 and 10.8, in Article XII and in the Confidentiality Agreement will survive any such termination; and

(b)     No such termination will relieve any Party from liability for any misrepresentation or breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination.

ARTICLE X
ADDITIONAL AGREEMENTS

10.1     Press Releases and Announcements. Except for any public disclosure that is required by any Legal Requirement or the rules of any stock exchange in the reasonable opinion of the disclosing Party’s legal counsel (in which case the disclosing Party will give the other Party a reasonable opportunity, under the circumstances, to review and comment upon such disclosure before it is made), no press releases related to this Agreement or any Closing Transaction will be issued or made by the Parties without the mutual approval of the Company and Buyer. For purposes of clarity, the Parties acknowledge that none of the following disclosures by the Company to its Members of any of the terms and conditions of this Agreement shall be deemed to be “public disclosures” subject to the foregoing sentence: (a) disclosures made for purposes of obtaining the requisite vote described in Section 6.6; or (b) disclosures made to enable such Members to comply with reporting obligations owed to their direct and indirect owners.

10.2     Expenses. Except as otherwise expressly provided herein, the Company, Buyer, Merger Sub and the Surviving Company will each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses), incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

10.3     Director, Officer and Fiduciary Matters.

(a)     Director, Officer and Fiduciary Indemnification. For a period of at least six (6) years after the Effective Time, Buyer shall cause the Surviving Company to maintain in effect (which shall cover the same matters and be on terms substantially similar to those in effect at the Effective Time), Operating Agreement provisions and other agreements indemnifying current and former directors and officers of the Company who serve or served as such at or prior to the Effective Time and current and former fiduciaries of any employee benefit plan of the Company who serve or served as such at or prior to the Effective Time. Buyer shall guarantee payment by the Surviving Company of all such indemnification obligations. Buyer and the Surviving Company will provide proof of the foregoing within ten (10) business days following the request of the Surviving Company or Members’ Representative.

(b)     Release. Effective as of the Effective Time, by consummation of the transactions set forth herein, Buyer and the Company, for themselves and on behalf of their subsidiaries, successors and assigns, hereby fully and unconditionally release, acquit and forever discharge each of the Members and all officers and directors of the Company holding any such position from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, arising out of or relating to or accruing from their relationship with the Company (but excluding any rights of Buyer and the Surviving Company under the Transaction Documents), except for such actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief as arises out of the theft, fraud, willful misconduct, embezzlement or other criminal conduct by such Member, officer or director.

10.4     Specific Performance. The Parties agree that the assets and business of the Company as a going concern constitute unique property. There is no adequate remedy at law for the damage which any Party might sustain for failure of the other Parties to consummate the transactions contemplated by this Agreement and, accordingly, each Party shall be entitled, at its option, to the remedy of specific performance to enforce the consummation of the transactions described in this Agreement.

10.5     Tax Matters.

(a)	Tax Periods Ending on or Before the Closing Date or Beginning Before and Ending After the Closing Date.

(i)     Members’ Representative shall prepare or cause to be prepared and timely file or cause to be filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date. Prior to filing of any such Tax Returns, Members’ Representative shall permit Buyer to review and comment upon such Tax Returns and shall make revisions to such Tax Returns reasonably requested by Buyer. Members’ Representative shall provide Buyer with copies of such Returns at least twenty (20) days prior to the applicable filing date. If Member’s Representative and Buyer are unable to reach agreement on any disputed item, such item shall be submitted to the Independent Accountants selected as described in Section 4.4(d) for final resolution prior to the applicable filing due date.

(ii)     Buyer and the Company agree that for income tax purposes, the transactions contemplated by this Agreement will be treated as a liquidation of the Company, and a final income Tax Return will be required for the period January 1, 2013 through the Closing Date (“Stub Period Return”). The net income from that Stub Period Return shall be allocated to the Members, and no distribution shall be made by the Company or by the Surviving Company to the Members for the purpose of providing funds for the payment of income Taxes on their respective allocations, unless a liability for such a distribution appears on the Closing Balance Sheet and was deemed a current liability for purposes of the calculating the Net Working Capital adjustment in Section 4.4.

(iii)     Buyer shall prepare and timely file all Tax Returns for the Company for Tax periods that began before the Closing Date and end after the Closing Date (a “Straddle Period”). Buyer shall provide Members’ Representative with copies of the Straddle Period Tax Returns for review and comment prior to the applicable filing due date. Following receipt thereof, Members’ Representative shall have a period of ten (10) days to provide Buyer with a statement of any disputed items with respect to the Straddle Period Tax Returns. In the event Members’ Representative and Buyer are unable to reach agreement with respect to any disputed items within a period of five (5) days after Buyer’s receipt of such statement, all such disputed items shall be submitted to the Independent Accountants selected as described in Section 4.4(d) for final resolution prior to the applicable filing due date.

(iv)     Not later than ten (10) days prior to the due date for the payment of Taxes on each Straddle Period Tax Return, Members’ Representative shall pay to Buyer the amount of Taxes allocable to the portion of the Tax period ending on the Closing Date to the extent such amount was not included as a current liability in the calculation of Net Working Capital. No payment pursuant to this Section 10.5(a)(iv) shall excuse the Members from their respective indemnification obligations pursuant to Section 11.2(c) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Members’ Representative’s payment under this Section 10.5(a)(iv). In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Tax period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of property or other Taxes of the Company for a Straddle Period that relates to the Tax period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)     Tax Refunds With Respect to Pre-Closing Tax Periods.

(i)     Buyer and the Company agree that any income Tax refunds and interest thereon payable to the Company with respect to any Tax period ending on or before the Closing Date shall be for the account of the Members. Within five (5) days after receipt of each such federal, state or local income Tax refund and interest by the Company after the Closing Date (or upon application of any such refund and interest as a credit against future Taxes), Buyer shall pay to Members’ Representative an amount equal to such refund and interest for the account of the Members.

(ii)     Buyer shall permit Members’ Representative to control the prosecution of any refund claim payable for the account of the Members and, where deemed appropriate by Members’ Representative, shall cause Buyer to authorize by appropriate powers of attorney such representatives, reasonably satisfactory to Buyer, as Members’ Representative shall designate to represent the Company with respect to such refund claim. The Members shall be responsible for paying any costs and expenses incurred by Members’ Representative in connection with any such prosecution.

(iii)     Except as otherwise required by law, Buyer shall not amend, and shall not permit the Surviving Company to amend, any income Tax Return or election made in connection with such income Tax Return for any Tax period ending on or before the Closing Date without the prior written consent of Members’ Representative if such amendment would have the effect of reducing the amount of any refunds to which the Members would otherwise be entitled pursuant to this Section 10.5(b).

(c)     Tax Cooperation. Buyer and Members’ Representative shall reasonably cooperate with each other in connection with the preparation of Tax Returns and shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a Tax period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other Party a reasonable opportunity to review and copy the same. In addition, if reasonably required in order to assist any Member to properly prepare Tax or other financial reporting documentation, either for purposes of compliance with applicable Legal Requirements or, in the case of any Member which is not a natural Person, contractual obligations to its owners, Buyer shall provide such Member with access to such information relating to the Pre-Closing Tax Period or, if necessitated by required reporting, any other portion of the year in which the Closing occurred, during normal business hours and at the expense of the requesting Member. To the extent permitted by applicable Legal Requirements, any payments made or received by the Members pursuant to this Section 10.5 shall be treated for all relevant Tax purposes as an adjustment to the Purchase Price.

(d)     Post-Closing Audits.

(i)     Buyer shall notify Members’ Representative in writing within ten (10) days after receipt by Buyer or the Surviving Company of any written notice of any examination, audit or proceeding (“Audit”) regarding any Tax Return with a Tax period ending on or before the Closing Date. Members’ Representative shall have the right to exercise, on behalf of the Members and at the expense of the Members, control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Tax period that ends on or before the Closing Date; provided that the disposition or settlement shall be subject to the prior written consent of Buyer, which shall not be unreasonably withheld. Buyer shall cooperate with Members’ Representative, as reasonably requested by Members’ Representative, in any such Audit.

(ii)     Buyer shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Tax Return other than as described in Section 10.5(d)(i) (including the right to settle or otherwise terminate any contest with respect thereto); provided that in the case of any Tax Return for a period beginning before the Closing Date, Buyer shall settle any issue only with the prior written consent of Members’ Representative, which consent shall not be unreasonably withheld.

(e)     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Members’ Representative when due. Members’ Representative shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

10.6     Acknowledgment by Buyer. Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company, and in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the Schedules and the Updated Schedules. THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY), ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE MEMBERS. WITHOUT LIMITING THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT THE COMPANY MAKES NO REPRESENTATION OR WARRANTY CONCERNING ANY PROJECTIONS PROVIDED BY OR ON BEHALF OF THE COMPANY TO BUYER. BUYER ACKNOWLEDGES THAT THIS WAIVER IS CONSPICUOUS.

10.7     Conflicts and Privilege. Buyer acknowledges that Quarles & Brady LLP represents the interests of the Members in the transactions contemplated by this Agreement. Buyer hereby agrees that, in the event a dispute arises after the Closing between Buyer and the Members, Quarles & Brady LLP may rely upon this waiver and represent the Members in such dispute even though the interests of the Members may be directly adverse to Buyer or the Surviving Company. Buyer further agrees that, as to all communications between Quarles & Brady LLP, the Surviving Company and the Members that relate in any way to the transaction contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Members and may be controlled by Members’ Representative as representative of the Members, and shall not pass to or be claimed or controlled by Buyer or the Surviving Company.

10.8     Members’ Representative.

(a)     Appointment. Each Member, by its separate consent and approval, has irrevocably constituted and appointed Timothy B. Moy (whether one or more, “Members’ Representative”), as his, her or its agent and attorney in fact with full power of substitution to act after the Approval Date and from and after the Effective Time to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Members and others, as contemplated by this Agreement; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement and the Indemnity Escrow Agreement; (v) giving or agreeing to, on behalf of the Members, any and all consents, waivers, amendments or modifications deemed by Members’ Representative, in its discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) subject to the provisions of Section 12.1, amending this Agreement (other than this Section 10.8), or any of the instruments to be delivered to Buyer or Merger Sub pursuant to this Agreement; (vii) (A) dispute or refrain from disputing, on behalf of each Member relative to such Member’s percentage interest set forth on Schedule 7.3, any claim made by Buyer, Merger Sub or the Surviving Company under the Transaction Documents, (B) negotiate and compromise, on behalf of each such Member, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, the Transaction Documents, and (C) execute, on behalf of each such Member, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of the Members in connection with the Transaction Documents and paying any fees related thereto. If there is more than one individual serving as Members’ Representative at any time, then any action approved by a majority of the individuals so serving shall be deemed the act of such Members’ Representative.

(b)     Authorization. Notwithstanding Section 10.8(a), in the event that Members’ Representative, with the advice of counsel, is of the opinion that it requires further authorization or advice from the Members on any matter concerning this Agreement, Members’ Representative shall be entitled to seek such further authorization from the Members prior to acting on their behalf. In such event, each Member shall have a number of votes equal to such Member’s percentage interest set forth on Schedule 7.3 and the authorization of a majority of such number of votes shall be binding on all of the Members and shall constitute the authorization of the Members.

(c)     Reliance. Buyer, Merger Sub, and the Surviving Company shall be fully protected in dealing with Members’ Representative under this Agreement and may rely upon the authority of Members’ Representative to act as the agent of the Members. Any payment by Buyer or Merger Sub, or both, to Members’ Representative under this Agreement shall be considered a payment by Buyer or Merger Sub to the Members. The appointment of Members’ Representative is coupled with an interest and shall be irrevocable by any Member in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.

(d)     Acts of Members’ Representative. A Members’ Representative may resign from its capacity as a Members’ Representative at any time by written notice delivered to Buyer and the Members. If there is a vacancy at any time in the position of Members’ Representative for any reason, such vacancy shall be filled by a vote of the Members pursuant to Section 10.8(b). If at any time there is no Person acting as Members’ Representative and the Members fail to fill such vacancy in a timely fashion, Buyer may appoint a Members’ Representative from among the Members; provided that such Member is not a trust; and provided further that such Member’s percentage interest set forth on Schedule 7.3 must be greater than one percent.

(e)     Acknowledgment. Each Members’ Representative has by separate consent and approval carefully read and understands this Agreement, accepted such appointment and designation, and represented that it will act in its capacity as Members’ Representative in strict compliance with and conformance to the provisions of this Agreement.

(f)     No Liability. Members’ Representative shall not be liable to Buyer, Merger Sub, the Surviving Company or the Members in its capacity as Members’ Representative for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement, except for its own bad faith or willful misconduct. Members’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as Members’ Representative to Buyer, Merger Sub, the Surviving Company or the Members and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel.

(g)     Expenses. Any expenses incurred by Members’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of Members’ Representative but shall be payable by the Members based on each Member’s percentage interest as set forth on Schedule 7.3 of such expenses. Members’ Representative may from time to time submit invoices to the Members covering such expenses and, upon the request of any Member, shall provide such Member with an accounting of all expenses paid.

ARTICLE XI
INDEMNIFICATION AND DISPUTE RESOLUTION MECHANISMS

11.1     Survival. All of the representations and warranties of the Parties made in this Agreement or made pursuant to this Agreement will survive the Closing and will expire at 11:59 p.m. on the Warranty Termination Date; provided that such expiration will not affect the Parties’ rights and obligations as to any claims asserted prior to such date, and any covenants requiring performance following the Closing for a time period shall survive in accordance with their terms, subject to the limitations set forth in Section 11.3.

11.2     Indemnification.

(a)     Indemnification by the Members. Subject to the limitations set forth in Section 11.3, from and after the Effective Time, the Members, acting through Members’ Representative, will indemnify, defend and hold harmless Buyer (and after the Closing Date, the Surviving Company) and their respective affiliates and representatives (all such foregoing persons, collectively, the “Buyer Indemnitees”) from and against the entirety of any Losses the Buyer Indemnitees may suffer, sustain or become subject to (“Buyer Indemnifiable Losses”) arising out of, in connection with or resulting from:

(i)     Any breach or inaccuracy of any representation or warranty made by the Company under Article VII as of the Closing; or

(ii)     Any nonfulfillment or breach of any covenant, agreement or obligation to be performed pursuant to this Agreement by the Company prior to the Closing or by Members’ Representative following the Closing, or any agreement or instrument executed in connection herewith or pursuant hereto; or

(iii)     Any amounts required to pay any Transaction Costs or Employee Bonuses not taken into account in making the adjustments to the Purchase Price hereunder.

(b)     Indemnification by Buyer. Subject to the limitations set forth in Section 11.3, from and after the Effective Time, Buyer will indemnify, defend and hold harmless the Members and their affiliates and representatives (all such foregoing persons, collectively, the “Member Indemnitees”; each Buyer Indemnitee and each Member Indemnitee, as the context requires, is sometimes referred to herein as an “Indemnified Party” or an “Indemnifying Party”), from and against the entirety of any Losses such Person may suffer, sustain or become subject to (“Member Indemnifiable Losses”; Buyer Indemnifiable Losses and Member Indemnifiable Losses, as the context requires, are each sometimes referred to herein as “Indemnifiable Losses”), resulting from:

(i)     Any breach or inaccuracy of any representation or warranty made by Buyer under Article VIII as of the Closing; or

(ii)     Any nonfulfillment or breach of any covenant, agreement or obligation to be performed by Buyer or the Surviving Company pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto.

Notwithstanding anything to the contrary contained herein, in no event will Member Indemnifiable Losses include any Buyer Indemnifiable Losses.

(c)     Tax Indemnification. The Members acting through Members’ Representative will indemnify, defend and hold harmless the Buyer Indemnitees from and against any Taxes for all Tax periods ending on or prior to the Closing Date and, for Tax periods that begin before and end after the Closing Date, any Taxes allocable to the portion of the Tax period ending on the Closing Date (as determined pursuant to Section 10.5(a)(iv)).

11.3     Limits on Indemnification.

(a)     Absent fraud, the aggregate liability of the Members to indemnify the Buyer Indemnitees from and against any Buyer Indemnifiable Losses pursuant to Section 11.2(a)(i) and (ii) will be limited to Five Million Dollars ($5,000,000).

(b)     If Buyer is liable to the Member Indemnitees for any Member Indemnifiable Losses hereunder, Buyer shall pay the amount of any such Member Indemnifiable Losses to Members’ Representative for distribution to the Members within ten (10) days following the determination of a bona fide claim for Member Indemnifiable Losses in accordance with this Agreement.

(c)     The Members will not have any obligation to indemnify the Buyer Indemnitees with respect to any Buyer Indemnifiable Losses pursuant to Section 11.2(a)(i) until the Buyer Indemnitees have first suffered aggregate Buyer Indemnifiable Losses in excess of Two Hundred Thousand Dollars ($200,000) (the “Basket”), at which point the Members will be obligated to indemnify the Buyer Indemnitees for all such Buyer Indemnifiable Losses in excess of the Basket. Notwithstanding the foregoing, the Basket shall not apply to Buyer Indemnifiable Losses arising out of breaches of representations and warranties contained in Section 7.25.

(d)     NOTWITHSTANDING ANY PROVISION TO THE CONTRARY HEREIN, AN INDEMNIFIED PARTY WILL NOT BE ENTITLED TO RECOVER ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIM ASSERTED PURSUANT TO THIS ARTICLE XI, INCLUDING ANY RECOVERY UNDER A "MULTIPLE OF PROFITS," "MULTIPLE OF CASH FLOW", "MULTIPLE OF EBITDA" OR SIMILAR VALUATION METHODOLOGY IN CALCULATING THE AMOUNT OF ANY INDEMNIFIABLE LOSSES.

(e)     No Indemnifying Party will have any obligation to indemnify any Indemnified Party from and against any Indemnifiable Loss pursuant to Section 11.2(a)(i) or 11.2(b)(i) unless on or prior to the applicable Warranty Termination Date such Indemnified Party makes a written claim for such Indemnifiable Loss.

(f)     The amount of any Indemnifiable Losses payable under Article XI by an Indemnifying Party (i) will be computed net of any insurance proceeds received by the Indemnified Party with respect thereto and (ii) will be reduced by any recovery from any third Person in respect of the Indemnifiable Loss. Any indemnification payments made pursuant to Article XI shall be treated for all relevant Tax purposes as an adjustment to the purchase price.

(g)     The obligations of each Member who signs either or both of (i) an Employment and Non-Competition Agreement or (ii) a Non-Competition, Non-Solicitation and Confidentiality Agreement shall be several, and not joint, under those agreements, and upon any breach of those agreements by a Member, Buyer's and Surviving Company's sole remedy shall be against the Member or Members committing the breach.

(h)     Each Party must take and must cause their respective controlled Affiliates and other Indemnified Parties to take all reasonable steps to mitigate and otherwise minimize Indemnifiable Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to Indemnifiable Losses, including without limitation using reasonable efforts to assert claims for available insurance proceeds. In addition, Buyer must cause the Surviving Company to maintain, following the Closing, insurance coverages appropriate to the Surviving Company’s business activities.

(i)     THE RIGHTS OF INDEMNITY PROVIDED IN THIS ARTICLE XI ARE THE MEMBERS’, MEMBERS’ REPRESENTATIVE’S, BUYER’S, MERGER SUB’S AND THE SURVIVING COMPANY’S SOLE AND EXCLUSIVE REMEDY AFTER THE EFFECTIVE TIME RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND ALL OTHER RIGHTS OF INDEMNITY OR CONTRIBUTION, WHETHER CREATED BY LAW OR OTHERWISE, ARE HEREBY WAIVED.

11.4     Matters Involving Third Parties.

(a)     If any third party notifies any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the Indemnifying Party under this Article XI, then the Indemnified Party must promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b)     The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice, reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party, within ten (10) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party, that the Indemnifying Party is assuming the defense of such Third Party Claim and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner. In the event that the Indemnifying Party fails to assume the defense of any Third Party Claim within ten (10) days after notice thereof is given by the Indemnified Party, the Indemnified Party will have the right to undertake the defense of such Third Party Claim at the expense and for the account of the Indemnifying Party.

(c)     So long as the conditions set forth in Section 11.4(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 11.4(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (provided, however, that the Indemnifying Party will pay the attorneys’ fees of the Indemnified Party if (A) the employment of separate counsel was authorized in writing by the Indemnifying Party in connection with the defense of such Third Party Claim, or (B) the Indemnified Party’s counsel has advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel) and (iii) the Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld or delayed), consent to any admission or the entry of any judgment with respect to the matter, or enter into any settlement which (A) imposes an injunction or other equitable relief upon the Indemnified Party, (B) does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto or (C) could have an adverse effect on its business, operations, assets, or financial condition.

(d)     Notwithstanding the above, the Indemnifying Party will not be entitled to control (but will be entitled to participate at its own expense in the defense of), and the Indemnified Party will be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) as to which the Indemnifying Party fails to assume the defense within ten (10) days after the Indemnified Party gives notice thereof to the Indemnifying Party, or (ii) to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party may make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

11.5     Indemnity Escrow.

(a)     Buyer shall cause the Indemnity Escrow Amount to be deposited on the Closing Date with the Escrow Agent to be held pursuant to the terms hereof and the terms of the Indemnity Escrow Agreement. Prior to seeking payment directly from Members’ Representative or any Member for any Buyer Indemnifiable Losses, Buyer and the Surviving Company shall first seek to satisfy such claim from the Indemnity Escrow Amount in accordance with the terms of the Indemnity Escrow Agreement. To the extent the Indemnity Escrow Amount is insufficient to pay the full amount of any Buyer Indemnifiable Losses, Buyer and the Surviving Company shall, subject to the other limitations in this Article XI, have the right to recover such remaining amounts from Members’ Representative or the Members by any means allowed under applicable law.

(b)     On the eighteen-month anniversary of the Closing Date, Buyer shall instruct the Escrow Agent to pay to, or at the direction of, Members’ Representative (in the manner set forth in Section 4.2(d)) the then remaining balance of the Indemnity Escrow Amount, except that the Escrow Agent shall retain an amount equal to the amount of claims for indemnification under this Article XI asserted by the Buyer or the Surviving Company prior to such eighteen-month anniversary but not yet resolved. The Indemnity Escrow Amount retained for any such unresolved claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer or the Surviving Company for any such claims resolved in favor of Buyer or the Surviving Company) upon their resolution in accordance with this Article XI.

(c)     All fees and expenses of the Escrow Agent under the Indemnity Escrow Agreement shall be paid by Buyer.

11.6     Dispute Resolution.

(a)     Dispute. As used in this Agreement, “Dispute” means any dispute or disagreement between or among Members’ Representative, Buyer, Merger Sub, and/or the Surviving Company arising after the Closing concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party of this Agreement or any other matter relating in any way to this Agreement, other than a dispute concerning the Closing Balance Sheet or the Calculations, which will be resolved as described in Section 4.4(d), or a dispute concerning Tax matters, which will be resolved as described in Section 10.5(a).

(b)     Process. If a Dispute arises, the Parties will follow the procedures specified in subsections (c) through (e) below.

(c)     Negotiations. The Parties will promptly attempt to resolve any Dispute by negotiations between Members’ Representative and Buyer. Either Members’ Representative or Buyer may give the other Party written notice of any Dispute not resolved in the normal course of business. Members’ Representative and Buyer will meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Parties within thirty (30) calendar days of the disputing Party’s notice, or if the Parties fail to meet within such ten (10) calendar days, either Members’ Representative or Buyer may initiate mediation as provided in subsection (d). If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator will be given at least three (3) business days notice of such intention and may also be accompanied by legal counsel.

(d)     Mediation. If the Dispute is not resolved by negotiation pursuant to subsection (c), Members’ Representative and Buyer must attempt in good faith to resolve any such Dispute by mediation. Either Members’ Representative or Buyer may initiate a mediation proceeding by a request in writing to the other Party (the “Request”), and both Parties will then be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current CPR International Institute for Conflict Prevention & Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, with the following exceptions:

(i)     if the Parties have not agreed within twenty (20) calendar days of the Request on the selection of a mediator willing to serve, CPR, upon the request of either Members’ Representative or Buyer, will appoint a member of the CPR Panel of Neutrals as the mediator; and

(ii)     efforts to reach a settlement will continue until the conclusion of the proceedings, which will be deemed to occur upon the earliest of the date that: (A) a written settlement is reached; or (B) the mediator concludes and informs the Parties in writing that further efforts would not be useful; or (C) Members’ Representative and Buyer agree in writing that an impasse has been reached; or (D) is forty-five (45) calendar days after the Request and none of the events specified in clauses (A) through (C) have occurred. No Party may withdraw before the conclusion of the proceeding.

(e)     Submission to Adjudication. If a Dispute is not resolved by negotiation pursuant to subsection (c) or by mediation pursuant to subsection (d) within one hundred (100) calendar days after initiation of the negotiation process pursuant to subsection (c), such Dispute and any other claims arising out of or relating to this Agreement (other than a dispute to be resolved as described in Sections 4.4(d) or 10.5(a)) may be heard, adjudicated and determined in an action or proceeding filed in any state or federal court having jurisdiction of the Parties and subject matter jurisdiction.

(f)     General.

(i)     Provisional Remedies. At any time during the procedures specified in subsections (c) and (d), a Party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Section 11.6.

(ii)     Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time will be tolled with respect to matters that are the subject of the procedures specified in this Section 11.6 while such procedures are pending. The Parties will take such action, if any, as is required to effectuate such tolling.

(iii)     Performance to Continue. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

(iv)     Extension of Deadlines. All deadlines specified in this Section 11.6 may be extended by mutual agreement between Members’ Representative and Buyer.

(v)     Enforcement. The Parties regard the obligations in this Section 11.6 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Section 11.6 by any Party, the other Party may bring an action to seek enforcement of such obligations in any court of law having jurisdiction thereof.

(vi)     Costs. Members’ Representative and Buyer will each pay fifty percent (50%) of the fees and expenses of CPR and the mediator in connection with the application of the provisions of subsection (d); provided that Members’ Representative’s portion of such fees will be governed by the provisions of Section 10.8(g).

(vii)     Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Section 11.6 for any reason, then the functions specified in this Section 11.6 to be performed by CPR will be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by Members’ Representative and Buyer (the “Replacement”). If Members’ Representative and Buyer cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement will be selected by the Chief Judge of the United States District Court for the Western District of Wisconsin upon application. If a Replacement is selected by either means, this Section 11.6 will be deemed appropriately amended to refer to such Replacement.

ARTICLE XII
MISCELLANEOUS

12.1     Amendment and Waiver. This Agreement may only be amended if such amendment is set forth in a writing executed by the Company (prior to the Closing Date) and by Members’ Representative (for itself and on behalf of the Members ) and Buyer either before or after the Approval Date. After the Approval Date and prior to the Closing, no amendment may be made which materially and adversely affects the Members without prior approval of the requisite Members. No waiver of any provision of this Agreement shall be binding unless such waiver is in writing and signed by the Party against whom such waiver is to be enforced. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

12.2     Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, or sent by fax transmission or other electronic means of transmitting written documents, or sent to the Parties at the respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or sent by private overnight mail courier service. Notices, demands and communications sent by fax transmission or other electronic means must also be sent by regular U.S. mail or by private overnight mail courier service to the Parties in order for such notice to be effective. Notices, demands and communications to the Company, Members’ Representative, Buyer or the Surviving Company must, unless another address is specified in writing, be sent to the address indicated below:

If to the Company Prior to the Effective Time:	Wisconsin Specialty Protein, LLC Attention: Terry Olson, President 522 Greenway Court Reedsburg, WI 53959 Email: Terry@artisanwhey.com Fax No. (608) 768-9441 with a copy (which copy shall not constitute notice to the Company) to:

Quarles & Brady LLP Attention: John S. Robison 33 East Main Street, Suite 900 Madison, WI 53703 Email: John.Robison@quarles.com Fax. No.: (608) 251-9166

If to Members’ Representative:	Timothy B. Moy 201 Eighth Avenue P.O. Box 163 Baraboo, WI 53913 Email: tmoy@mbecpa.com Fax No. (608) 356-7735 with a copy (which copy shall not constitute notice to Members’ Representative) to:

Quarles & Brady LLP Attention: John S. Robison 33 East Main Street, Suite 900 Madison, WI 53703 Email: John.Robison@quarles.com Fax. No.: (608) 251-9166

If to Buyer or the Surviving Company:	Omega Protein Corporation Attention: John Held 2105 City West Blvd., Suite 500 Houston, TX 77042-2838 Email: jheld@OmegaProteinInc.com Fax No. (713) 940-6122 with a copy (which copy shall not constitute notice to Buyer or the Surviving Company) to:

Baker Hostetler LLP Attention: W. Robert Shearer 1000 Louisiana, 20th Floor Houston, TX 77002 Email: rshearer@bakerlaw.com Fax No. (713) 751-1717

12.3     Binding Agreement; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that:

(a)     Prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Company without the prior written consent of Buyer; and

(b)     Without the prior written consent of Members’ Representative (which consent will not be unreasonably withheld), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer.

12.4     Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

12.6     Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

12.7     Entire Agreement. This Agreement (including the Exhibits, the Schedules, and the Updated Schedules), the documents referred to herein, and the Confidentiality Agreement contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. In furtherance of the foregoing, the Parties acknowledge that the execution of this Agreement is the culmination of extensive negotiations between them, all of which were intended to be non-binding upon the Parties until memorialized in the executed copy of this Agreement and none of which should be construed as having created any type of oral agreement between the Parties.

12.8     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

12.9     Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

12.10     Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement; provided that the provisions of Sections 10.3, 10.5(c), 10.7 and 10.8 may be enforced by the Members or any affected director, officer, fiduciary or employee of the Surviving Company; and provided further that Quarles & Brady LLP is a third party beneficiary of and entitled to enforce Section 10.7.

12.11     Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit, Schedule and Updated Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits, Schedules and Updated Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification. Each reference in this Agreement to any Legal Requirement will be deemed to include such Legal Requirement as it hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement. Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A, which Exhibit A is hereby incorporated herein by reference. Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

WISCONSIN SPECIALTY PROTEIN, LLC

By:	/s/ Terry Olson
Name:	Terry Olson
Title:	President

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
Name:	John D. Held
Title:	Executive Vice President

EXHIBIT A
DEFINED TERMS

As used in the Agreement and Plan of Merger to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed CapEx Amount” means the amount of investment in growth capital expenditures made by the Company for 2013 capital projects as set forth, by individual capital expenditure and in the aggregate, on Exhibit D.

“Agreements to be Terminated” means all Contracts identified in the Schedules with the label “TO BE TERMINATED AT OR PRIOR TO CLOSING.”

“Class A Unit” means any outstanding Unit that was issued other than pursuant to the Company’s Management Equity Incentive Plan.

“Closing” means the closing to be held on the Closing Date at the offices of Quarles & Brady LLP, 33 East Main Street, Madison, Wisconsin, or such other place as may be agreed to by Buyer and the Company, at which the transactions described in the Agreement shall be effected.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document, the consummation of any Closing Transaction or other transaction contemplated hereby or thereby, or the conduct of the business or operation of the Surviving Company after the Effective Time, whether such requirement arises pursuant to any Legal Requirement or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract, which right of breach, default, termination or modification results from the consummation of the Closing Transactions.

“Contract” means any agreement, instrument, document, lease, employee benefit or welfare plan or other business or commercial arrangement (in each case, including any extension, renewal, amendment or other modification thereof), to which the Company is a party or by which the Company is bound or to which the Company is subject or which pertains to the business or properties of the Company.

“Dissociating Units” means the Units pursuant to which the right to object under Wis. Stats. 183.1206 has been properly exercised in accordance with the WLLCS.

“Employment and Non-Competition Agreements” means each of the agreements attached as Exhibit F to be entered into at Closing.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air. The term also includes indoor air to the extent it is regulated under any Environmental and Safety Requirements.

“Environmental and Safety Requirements” means all Legal Requirements concerning public health and safety, worker health and safety, or pollution or protection of the Environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls. This includes, without limitation, laws referenced in the definition of “Hazardous Materials” herein and any other international, federal, state or local laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, generation, processing, distribution, use, advertising, packaging, labeling, sale, treatment, storage, management, disposal, cleanup, transportation or handling of Hazardous Materials.

“Environmental Lien” means any Lien, either recorded or unrecorded, in favor of any Governmental Entity and relating to any liability arising under Environmental and Safety Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association, a national banking association.

“Excluded Current Assets” means Cash and prepaid expenses that would constitute Transaction Costs if they had not yet been paid, each as determined in accordance with GAAP.

“Excluded Current Liabilities” means Transaction Costs, the Employee Bonuses, the current portion of the Debt and accrued interest expense, each as determined in accordance with GAAP.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Company.

“Governmental Entity” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any state or other political subdivision thereof (whether now or hereafter constituted and/or existing) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous under any Environmental and Safety Requirements (including, without limitation, substances defined as “hazardous substances”, “hazardous materials”, “hazardous waste”, “pollutant or contaminant”, “petroleum” or “natural gas liquids” in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations pursuant to said statutes).

“Incentive Unit” means any outstanding Unit that was issued pursuant to the Company’s Management Equity Incentive Plan.

“Indemnity Escrow Agreement” means the Agreement made pursuant to Section 11.5 and attached as Exhibit C.

“Knowledge” (and any derivation thereof, whether or not capitalized) means the current, actual knowledge and awareness (and shall not include any deemed or constructive knowledge or awareness) after due inquiry of the individuals specified in clause (a) or (b) below, as the case may be: (a) in the case of Merger Sub and Buyer, Bret Scholtes, Andrew Johannesen and John Held, and (b) in the case of the Company, Terry Olson, Steve Vermeulen, Kara Zastrow, and Julio Del Cioppo.

“Legal Requirements” means all federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any Governmental Entity, including common law.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” means all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, Taxes, costs and expenses of every kind and nature (including without limitation reasonable attorneys’ fees).

“Material Adverse Effect” means a material adverse effect on: (a) the business, operations, financial condition or results of operations of the Company, taken as a whole; or (b) the ability of the Members and the Company to perform their material obligations under the Agreement or any other Transaction Document; provided that Material Adverse Effect shall not include any effect attributable to (i) a change (after the date hereof) in any Legal Requirement or the interpretation thereof, (ii) any change or event relating to the general economy of any nation or region in which the Company operates, (iii) any change or event generally relating to the industries in which the Company operates which does not have a materially disproportionate effect on the Company or its business as a whole, (iv) compliance by the Members, the Company or Buyer with the terms of, or taking any action contemplated by, this Agreement or any agreement or document executed in connection herewith, (v) the identity of Buyer or Buyer’s plans for the customers, suppliers, employees, businesses, operations or assets of the Company, or (vi) the announcement of the transactions contemplated by this Agreement.

“Material Contract” means any of the following, except for any Transaction Document: (a) any agreement with any Member or current or former officer, director or employee of the Company; (b) a Contract under which the Company is bound to make annual payments in excess of $100,000; (c) a guaranty by the Company of the performance or payment obligation of any third party; (d) any lease under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000; (e) any Contract with a vendor, consultant, or independent contractor for the purchase of products or services under which the undelivered balance of such products and services in the next twelve (12) months has a sales price in excess of $100,000; (f) any Contract relating to the leasing, licensing, disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business; (g) any Contract which imposes any material geographic or other restriction upon the ability of the Company to freely engage in its business anywhere in the world other than any confidentiality agreement entered into by the Company; Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party or that involve the grant to any person of any preferential rights to purchase any of its products; (h) Contracts relating to the incurrence, assumption or guarantee of any Debt or imposing a Lien on any assets of the Company; (i) Contracts providing for severance, retention, change in control or other similar payments; (j) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $100,000; (k) any agreement relating to the ownership of, investments in or loans to any Person; (l) any power of attorney or similar agreement or grant of agency; (m) any Contract with any customer involving annual payments in excess of $100,000; (n) any partnership, strategic alliance or joint venture agreement; or (o) any contract relating to capital expenditures that involves total remaining payments of more than $100,000 in the aggregate.

“Members” means all holders of Units.

“Member Closing Agreement” means the agreement attached as Exhibit H to be entered into at Closing.

“Non-Competition, Non-Solicitation and Confidentiality Agreement” means each of the agreements attached as Exhibit G to be entered into at Closing.

“Parties” means Buyer, Merger Sub, the Company and Members’ Representative (on behalf of the Members).

“Percentage Share” means, with respect to each Member, the amount calculated as follows and expressed as a percentage (as set forth on Schedule 7.3(a)): (a) the number of Units owned by such Member; divided by (b) the total number of Units issued and outstanding.

“Permitted Liens” means (a) Liens for Taxes, assessments or government charges or levies not yet delinquent, (b) statutory and contractual Liens granted by the Company to any landlord, lessor or licensor, (c) those Liens reflected on Schedule 7.8(b) as of Closing and marked with an asterisk, and (d) with respect to any Real Property, in addition to (a) - (c), (i) zoning, entitlement, building and other land use and similar laws or regulations imposed by any Governmental Entity having jurisdiction over such Real Property, (ii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Real Property which do not materially impair the use or occupancy of such Real Property in the current operation of the Company’s business, and (iii) such other Liens as may be designated with an asterisk on Schedule 7.8(b).

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proprietary Rights” means all of the following items, along with all income, royalties, damages and payments due or payable with respect thereto, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith; copyrights registered or unregistered and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including ideas, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software and software systems (including data, databases and related documentation) (except for software which is “shrink-wrapped”); licenses or other agreements to or from third parties regarding the foregoing; and all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Real Property” means those certain parcels of real estate, including improvements, leased by the Company as described on Schedule 7.8(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migrating or dumping of Hazardous Materials into the Environment.

“Tax” (and, with correlative meaning, “Taxable”, “Taxing” and “Taxes”) means any (a) federal, state, local or foreign income, profits, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (including under Section 59A of the Tax Code), customs, duties, real property, real property gains, personal property, capital stock, social security, unemployment, disability, payroll, license, employment, withholding or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (b) liability of any Person for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any “affiliated group” (as that term is defined in Section 1504(a) of the Tax Code) (or being included in any Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Code” means the Internal Revenue Code of 1986, as amended (including, where applicable, the Internal Revenue Code of 1954, as amended).

“Tax Return” means any return, declaration, report, claim for refund or credit, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination assessment or collection of Taxes or the administration of any Legal Requirement relating to any Taxes.

“Transaction Documents” means the Agreement and the other agreements and instruments delivered pursuant hereto or thereto.

“Units” means all outstanding units of membership interests of the Company, including both the Class A Units and the Incentive Units.

“Warranty Termination Date” means with respect to (1) the representations and warranties in Sections 7.1, 7.2, 7.3 and 8.1 and 8.2, indefinitely, (2) the representations and warranties in Sections 7.9, 7.17, 7.19, and 7.20, for the applicable statutes of limitation plus sixty (60) days; provided, that, with respect to Section 7.19 such time period shall not extend beyond the date that is the six-year anniversary of the Closing Date, and (3) all other representations and warranties in Article VII and Article VIII, the date that is the eighteen-month anniversary of the Closing Date.